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Exhibit 10.15

DATED    March 15, 2005

VIASYS Holdings Inc.

and

Those Persons whose names are set out in Schedule 5

SHARE SALE AGREEMENT

Morgan Lewis

Morgan, Lewis & Bockius
2 Gresham Street
London
England EC2V 7PE
Tel. +44 (0) 20 7710 5500
Fax: +44 (0) 20 7710 5600

i

THIS AGREEMENT is made on March, 15 2005

BETWEEN:

  (i)
  The persons whose names and addresses are set out in Schedule 5 (collectively the "Sellers" and individually a "Seller")

AND

  (ii)
  VIASYS Holdings Inc., a corporation organised under the laws of the state of Delaware, USA (the "Purchaser").

WHEREAS:

(A)
The Purchaser intends to purchase all of the Shares (as defined in this agreement) in the Company (as defined in this agreement) from the Sellers and the Company owns the entire issued share capital of each of its Subsidiaries (as defined in this agreement).

(B)
Particulars of the Company and each of its Subsidiaries and associated companies are set out in Schedule 6 and Schedule 7, respectively.

(C)
The Sellers have agreed to sell and the Purchaser has agreed to purchase the Shares in each case on the terms and subject to the conditions of this agreement.

NOW IT IS HEREBY AGREED as follows:

1.     INTERPRETATION

  1.1
  in this agreement and the Schedules to it:

"Accounts"	means the audited financial statements of the Company and of each Subsidiary, prepared in accordance with the Companies Acts or other applicable law, for the accounting reference period ended on the Accounts Date each of which financial statements comprises a balance sheet, profit and loss account, notes, auditors' and directors' reports.
"Accounts Date"	means 31 December 2004;
"Bad Leaver"
means in respect of a Seller who is a Leaver, where the cessation of employment occurs for any reason whatsoever other than if the relevant Seller: (i) ceases to be employed as a result of his death; (ii) is dismissed by reason either or redundancy or of his being absent from work due to ill health resulting in permanent incapacity (save where such ill health arises as a result of an abuse of drink or drugs); or (iii) ceases to be employed following the termination by the Company in circumstances that would not justify summary or fair dismissal at law.
"Books and Records"
has its common law meaning and includes, without limitation, all notices, correspondence, orders, inquiries, drawings, plans, books of account and other documents and all computer disks or tapes or other machine legible programs or other records;
"Budget"	means the budget for the Group for the current financial year most recently approved by the board of directors of the Company;
"Business Day"	means a day (other than a Saturday or a Sunday) on which clearing banks are open for business in London and in New York;
"Business Information"
means all information, know-how and records (whether or not confidential and in whatever form held) including (without limitation) all formulas, designs, specifications, drawings, data, manuals and instructions and all customer lists, sales information, business plans and forecasts, and all technical or other expertise and all computer software and all accounting and tax records, correspondence, orders and inquiries;
"Cash"	means the cash in hand or at bank of the Group as shown in the Completion Accounts, determined in accordance with UK GAAP;
"Companies Acts"
means the Companies Act 1985, the Companies Consolidation (Consequential Provisions) Act 1985, the Companies Act 1989 and Part V of the Criminal Justice Act 1993, in each case as amended from time to time;
"Company"	means Micro Medical Limited, basic information concerning which is set out in Schedule 6;
"Completion Accounts"	means the financial statements to be prepared in accordance with clause 3 and Schedule 9;

"Completion Date"	means the date of execution of this Agreement, or such other date as the parties may agree in writing;
"Completion"	means completion of the sale and purchase of the Shares under this agreement;
"Confidential Business Information"	means Business Information which is confidential or not generally known;
"Covenantors"	means the covenantors named in the Tax Covenant;
"Deferred Consideration"	has the meaning given in clause 3.17;
"Disclosure Letter"
means the letter dated of even date herewith written by the Sellers to the Purchaser for the purposes of clause 6.3 and delivered to the Purchaser at Completion together with the bundle of disclosed documents attached to it;
"Dollar or "$"	means the legal tender and currency of the United States;
"Event"	shall have the meaning given in the Tax Covenant;
"German Net Asset Value"
means the value of the net assets of Micro Medical Germany as at the Completion Date as shown in the Completion Accounts, which shall be the total amount of the assets of Micro Medical Germany less the total amount of the liabilities of Micro Medical Germany determined in accordance with German accounting principles;
"Group"	means the Company and all the Subsidiaries and "member of the Group" shall be construed accordingly;
"Indebtedness"
means the aggregate indebtedness of the Group (other than ordinary course indebtedness in respect of trade creditors) for (a) borrowed money; (b) capitalized lease obligations; (c) obligations under interest rate agreements, currency arrangements, loan agreements, debentures, acceptance credit facilities, bills of exchange, promissory notes, debt or inventory financing, discounting or factoring agreements or sale and leaseback arrangements; (d) guarantees of any obligation of any third person; (e) performance bonds or indemnities; or (f) letters of credit, in each case determined in accordance with UK GAAP;
"Information Technology"
means computer hardware, software, networks and/or other information technology and any aspect or asset of a business including any product manufactured or otherwise created by such business which relies on computer hardware, software, networks and/or other information technology (whether embedded or otherwise);
"Intellectual Property"
means patents, trade marks and service marks (including rights in trade get-up or trade dress), rights in designs, trade or business names, copyrights, domain names, topography rights, domain names and rights in databases (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world together with all renewals, extensions and revivals thereof;

"IP Employment Amendment Agreement"	means the agreement amending the terms of employment of employees of the Company with respect to Intellectual Property in the form set out in Schedule 12;
"Key Personnel"	means Christopher Patrick Lawson and Daniel Quirke (who are both employees of the Company) and Philip Chowienczyk (who is a consultant to the Company);
"Leaver"
means any Seller who is employed by the Company and ceases to be an employee of the Company after Completion. In this definition and the definition of "Bad Leaver" any reference to the date of cessation of employment (or similar) shall be the date upon which the relevant person gives or is given notice of termination of his employment, or if later, the date he is otherwise no longer required to perform his duties under his service contract.
"Management Accounts"	means the management accounts of each member of the Group for each complete month since the Accounts Date;
"MicroDirect Distributor Agreement"	means the agreement between the Company and MicroDirect Inc, in the form set out in Schedule 13;
"Micro Medical Germany"	means Micro Medical Deutschland GmbH, a company organised under the law of Germany and whose details are set out in Schedule 7;
"Net Asset Value"
means the value of the assets of the Group as at the Completion Date as shown in the Completion Accounts, which shall be the total aggregate amount of the assets of the Group less the total aggregate amount of the liabilities of the Group determined in accordance with UK GAAP;
"Proceedings"	means any proceeding, suit or action arising out of or in connection with this agreement;
"Property Owner"	means, in relation to any Relevant Property, the person referred to as owner in Schedule 8;
"Property" or "Properties"	means freehold, leasehold or other immovable property in any part of the world;
"Proprietary Software"	means software in which any member of the Group owns any Intellectual Property;
"Pulse Trace Product Line"
means (i) all equipment that performs pulse contour analysis on the arterial pulse derived by photoplethysmography or tonometry, developed or currently in development by the Company; and/or (ii) instruments used to measure pulse wave velocity (the velocity of the arterial pulse wave in the aorta) developed or currently in development by the Company and/or (iii) other photoplethysmography devices diagnosing patent foramen ovale developed or currently in development by the Company, and/or (iv) any product developed by the Company after Completion that is a modified or improved version of, or is otherwise substantially based in, any such product;

"Purchaser's Group"	means the Purchaser, its subsidiaries and subsidiary undertakings, any holding company of the Purchaser and all other subsidiaries of any such holding company from time to time;
"Purchaser's Solicitors"	means Morgan, Lewis & Bockius of 2 Gresham Street, London EC2V 7PE;
"Relevant Portion"
means (i) in the case of each of Philip Jan Chowienczyk, Daniel Quirke and Christopher Patrick Lawson an aggregate amount of $27,628,330 being the aggregate of the Consideration set opposite their names in Schedule 5; and (ii) in the case of each of Anne Margaret Lawson, Jacqueline Elaine Linda Quirke and Daniel Quirke and Jacqueline Elaine Linda Quirke as Trustees of the Daniel Quirke Childrens Settlement No.1, the amount of Consideration set out opposite their respective names in Schedule 5.
"Relevant Property"	means the Property or Properties referred to in Schedule 8;
"Relief"	shall have the meaning given in the Tax Covenant;
"Restricted Area"	means any territory in the world, in which any member of the Group conducts its business;
"Retained Consideration"	shall have the meaning given in clause 4.7.2;
"Saving"
means the reduction or elimination of any liability of the Group to make an actual payment of corporation tax in respect of which the Sellers would not have been liable under the Tax Covenant, by the use of any Relief arising wholly as a result of a Warranty claim or a liability of the Sellers under the Tax Covenant in respect of which the Sellers have made a payment to the Purchaser;
"Seller's Solicitors"	means Cripps Harries Hall of Wallside House, 12 Mount Ephraim Road, Tunbridge Wells, Kent TN1 1EG;
"Shares"	means all the issued shares in the capital of the Company;
"Subsidiary"	means the subsidiary companies of the Company, basic information concerning which being set out in Schedule 7;
"Tax Authority"	means any Taxing or other Authority (whether within or outside the United Kingdom) competent to impose any Tax liability;
"Tax Covenant"	means the tax covenant set out in Schedule 4;
"Tax" or "Taxation"	shall have the meaning given in the Tax Covenant;
"Taxes Act"	means the Income and Corporation Taxes Act 1988;
"TGCA"	means the Taxation of Chargeable Gains Act 1992;
"VAT Legislation"
means any relevant enactments in relation to VAT and all notices, provisions and conditions made or issued thereunder including the terms of any agreement reached with any relevant Tax Authority, and any concession referred to in the Disclosure Letter;

"VAT"	means value added tax or any similar sales or turnover tax of any relevant jurisdiction;
"Warranties"
means the representations and warranties set out in Schedule[2 given by the Sellers and any other representations or warranties made by or on behalf of the Sellers or any of them in this agreement or which have become terms of this agreement and "Warranty" shall be construed accordingly; and
"Working Hours"	means 9.30 a.m. to 5.30 p.m. on a Business Day.

  1.2
  In this agreement, unless otherwise specified:

  1.2.1
  references to clauses, paragraphs and Schedules are to clauses, paragraphs of, and Schedules to, this agreement;

  1.2.2
  a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted and any reference to law shall mean (where applicable) any relevant law of any jurisdiction in the world and shall be deemed to include analagous statutory provisions where the same shall apply in this agreement, of any jurisdiction in the world;

  1.2.3
  references to a "company" shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

  1.2.4
  references to a "person" shall be construed so as to include any individual, firm, company, government, state or agency of a state or any joint venture, association, trust or partnership (whether or not having separate legal personality);

  1.2.5
  references to "indemnify" and "indemnifying" any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

  1.2.6
  the expressions "accounting reference date", "accounting reference period", "allotment", "body corporate", "current assets", "debentures", "holding company", "paid up", "profit and loss account", "subsidiary", "subsidiary undertaking" and "wholly-owned subsidiary" shall have the meaning given in the Companies Acts;

  1.2.7
  a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Taxes Act;

  1.2.8
  references to writing shall include any modes of reproducing words in a legible and non-transitory form;

  1.2.9
  references to times of the day are to London time;

  1.2.10
  headings to clauses and Schedules are for convenience only and do not affect the interpretation of this agreement;

  1.2.11
  references to the plural shall include the single and vice versa unless the terms of the relevant provision provide otherwise;

  1.2.12
  the Schedules and any attachments form part of this agreement and shall have the same force and effect as if expressly set out in the body of this agreement, and any reference to this agreement shall include the Schedules;

  1.2.13
  references to the knowledge, information, belief or awareness of any person shall be treated as including any knowledge, information, belief or awareness which the person would have if the person made all usual and reasonable enquiries;

  1.2.14
  any references to "agreements", "contracts" or "arrangements" shall include written and oral agreements, contracts and arrangements;

  1.2.15
  other terms, definitions or phrases may be defined within the body of this agreement (and not only in clause 1.1 hereof) and such definitions shall, unless otherwise stated, take full effect throughout the entire agreement;

    1.2.16
    to the extent that any sum or amount of money set out or otherwise described in this agreement or which arises in relation to or in connection with any transaction contemplated by this agreement, expressed to be in either pounds sterling or Dollars, is required in any circumstance to be converted into any other currency, including pounds sterling or Dollars, then such sum or amount shall be converted into the required currency at the then prevailing exchange rate between the respective currencies according to Barclays Bank plc as at close of business on the day on which conversion takes place and, to the extent that such conversion takes place on a day other than a Business Day, then as at close of business on the next successive Business Day.

2.     SALE AND PURCHASE

  2.1
  Each of the Sellers shall sell or procure the sale (with full title guarantee) of, and the Purchaser shall purchase, those Shares set opposite each Seller's name in Schedule 5 with all rights attached or accruing to them at Completion.

  2.2
  The Purchaser shall be entitled to exercise all rights attached or accruing to the Shares including, without limitation, the right to receive all dividends, distributions or any return of capital declared, paid or made by the Company on or after Completion.

  2.3
  Each of the Sellers waives all rights of pre-emption over (and any associated right to require any other party to acquire) any of the Shares conferred upon him by the articles of association of the Company or in any other way and undertakes to take all steps necessary to ensure that any rights of pre-emption over (and any associated right to require any other party to acquire) any of the Shares are waived.

3.     CONSIDERATION AND ADJUSTMENTS

  3.1
  Subject to the adjustments set out in clauses 3.10 to 3.14, the total consideration for the sale of the Shares shall be the sum of $39,065,000 (the "Consideration") payable in accordance with clause 4.7.

  3.2
  As soon as practicable after Completion, and in any event within 100 days of Completion, the Purchaser shall prepare and deliver to the Sellers the draft Completion Accounts stating the Net Asset Value, the German Net Asset Value, the Cash and Indebtedness. The Completion Accounts shall be prepared in accordance with the provisions of Schedule 9 and otherwise upon the same accounting principles and bases as were applied in the preparation of the Accounts, and such principles and bases shall be altered in the Completion Accounts only to the extent they are not in accordance with UK GAAP.

  3.3
  The Sellers shall review the Completion Accounts and, within 30 days of receipt, confirm to the Purchaser whether or not they agree with the draft Completion Accounts, giving written details of any matters in dispute.

  3.4
  If the Sellers confirm their agreement with the draft Completion Accounts (either as presented to them or as modified in such manner as they and the Purchaser shall agree) the Sellers shall notify this to the Purchaser in writing and they shall constitute the Completion Accounts for the purposes of this agreement and be final and binding on the parties to this agreement.

  3.5
  If the Sellers are unable to agree with part or all of the draft Completion Accounts, within a further 10 days of the date the Sellers shall notify the Purchaser in accordance with clause 3.3 that the Sellers dispute the draft Completion Accounts then any matter in dispute shall be referred to Independent Accountants (acting as experts and not as arbitrators). "Independent Accountants", for those purposes, means an independent firm of chartered accountants appointed by the Sellers and the Purchaser jointly or, in default of agreement as to such appointment within five Business Days of one of them notifying the other of its wish to appoint an independent firm, by the President from time to time of the Institute of Chartered Accountants in England and Wales on the application of either of them.

  3.6
  The Independent Accountants shall make and communicate their decision to the Sellers and the Purchaser within 15 Business Days of appointment and it shall be final and binding on the parties to this agreement (in the absence of manifest error).

  3.7
  Following settlement of any such matter which the Sellers shall have disputed, the Completion Accounts shall be finalised in accordance with that settlement and shall constitute the Completion Accounts for the purposes of this agreement and shall be final and binding on the parties to this agreement.

  3.8
  The Sellers and the Purchaser shall each give the other (and their respective accountants from time to time) or the Independent Accountants, as the case may be, full access to those books of account, documents, files and papers which the requesting party may reasonably require to prepare or review the Completion Accounts and determine whether the Completion Accounts have been prepared in accordance with this clause and to their employees who shall be instructed to give promptly all the information and explanations as the requesting party or firm may reasonably require for the same purposes.

  3.9
  The Sellers shall be responsible for the fees of their accountants and the Purchaser shall be responsible for those of its accountants. The fees of the Independent Accountants shall be shared equally by the Purchaser and the Sellers unless the Independent Accountants shall determine otherwise.

  3.10
  If the Net Asset Value (excluding therefrom any Cash, the German Net Asset Value and the items listed on "The Micro Medical Net Asset Target Schedule" attached as Annex 3) is less than $3,393,005, the Sellers shall, forthwith on receipt of a written demand by the Purchaser and, in any event, no later than 5 Business Days after the receipt of such demand, pay to the Purchaser an amount equal to the shortfall and such payment shall be treated as a reduction in the consideration payable for the Shares.

  3.11
  If the Net Asset Value (excluding therefrom any Cash, the German Net Asset Value and the items listed on "The Micro Medical Net Asset Target Schedule" attached as Annex 3) is greater than $3,393,005, then (i) the Purchaser shall, forthwith on receipt of a written demand by the Sellers and, in any event, no later than 5 Business Days after the receipt of such demand, pay to the Sellers an amount equal to the shortfall up to a maximum of $200,000 and such payment shall be treated as additional consideration payable for the Shares, and (ii) any such excess greater than $200,000 shall be applied in accordance with Clause 3.12.

  3.12
  If the German Net Asset Value is less than a net liability of $1,553,400, then (i) to the extent Net Asset Value (excluding therefrom any Cash, the German Net Asset Value and the items listed on "The Micro Medical Net Asset Target Schedule" attached as Annex 3) exceeds $3,393,005 by more than $200,000, such excess shall be set off against such shortfall, and (ii) to the extent there remains a shortfall in the German Net Asset Value after such excess Net Asset Value (excluding therefrom any Cash, the German Net Asset Value and the items listed on "The Micro Medical Net Asset Target Schedule" attached as Annex 3) has been set off against it, then the Sellers shall, forthwith on receipt of a written demand by the Purchasers and, in any event, no later than 5 Business Days after the receipt of such demand, pay to the Purchaser an amount equal to such remaining shortfall.

  3.13
  If the Cash is less than $2,440,000 the Sellers shall, forthwith on receipt of a written demand by the Purchaser and, in any event, no later than 5 Business Days after the receipt of such demand, pay to the Purchaser an amount equal to the shortfall and such payment shall be treated as a reduction in the consideration payable for the Shares.

  3.14
  If the Indebtedness is greater than $3,780,000 the Sellers shall, forthwith on receipt of a written demand by the Purchaser and, in any event, no later than 5 Business Days after the receipt of such demand, pay to the Purchaser an amount equal to the excess and such payment shall be treated as a reduction in the consideration payable for the Shares.

  3.15
  Subject to the provisions of Clause 3.16, to the extent that sales by any member of the Purchaser's Group (which for the avoidance of doubt shall include sales by any member of the Group) of the Pulse Trace Product Line exceed $3,000,000 (the "Milestone") during the period commencing on 1 January 2005 and ending on 31 December 2009 (the "Sales Period") then the Purchaser shall pay to the Sellers, in accordance with clauses 3.16 and 3.17, a sum equal to 5% (the "Contingent Consideration Figure") of the cumulative Net Sales of the Pulse Trace Product Line in excess of the Milestone (the "Contingent Consideration").

  3.16
  In the event that both of Daniel Quirke and Christopher Lawson shall not have become Bad Leavers on or prior to 31st December 2007, the Contingent Consideration Figure referred to in Clause 3.15 shall be increased to 7%; provided that with respect to Daniel Quirke and Christopher Lawson only and on an individual basis (and not in respect of the other Sellers who shall be entitled to receive the Contingent Consideration subject to the terms of Clause 3.15 and this Clause 3.16), if either of them is a Bad Leaver (i) on or prior to 31st December 2007, he shall receive Contingent Consideration using a Contingent Consideration Figure of 5% and only in respect of the period to 31st December 2007, or (ii) after 31st December 2007, he shall receive Contingent Consideration using a Contingent Consideration Figure of 5% in respect of the period to 31st December 2007 plus Contingent Consideration using a Contingent Consideration Figure of 7% for each full financial year during which he shall have been employed by the Group after 31st December 2007 through 31st December 2009 and before becoming a Bad Leaver (and for the avoidance of doubt he shall receive no Contingent Consideration in respect of any partial financial year during which he shall have been employed by the Group prior to becoming a Bad Leaver).

  3.17
  The Purchaser shall within 60 days of the end of each financial year of the Purchaser's Group within the Sales Period referred to in clause 3.15: (i) provide to the Sellers a schedule showing the number of units and unit price of items in the Pulse Trace Product Line sold by the Purchaser's Group during such financial year and the amount of such Contingent Consideration accruing in such financial year, and (ii) pay such amount of Contingent Consideration to the Sellers (provided that if 31 December 2009 is not the end of a financial year of the Purchaser's Group, then such schedule shall be provided for the period from the end of the last financial year to 31 December 2009 and the amount of the Contingent Consideration due for the period to 31 December 2009). For the avoidance of doubt, if the Milestone is not achieved during the Sales Period, no additional payments of the Contingent Consideration shall become payable at all. To the extent that during the Sales Period, the Pulse Trace Product Line or any product within the Pulse Trace Product Line is merged with or otherwise combined with any other product of the Purchaser's Group, including the Group or any member of the Group (the "Merged Product Line"), then, for the purposes of calculating the Contingent Consideration, the Purchaser and the Sellers shall only take account of the Net Sales of the Merged Product Line which relate solely to the Net Sales of the Pulse Trace Product Line or any product within the Pulse Trace Product Line which form part of the Merged Product Line (with prices, used for the calculation of Net Sales, based on the then prevailing list price of the relevant Pulse Trace product and the other product(s) which, combined, produce the Merged Product Line). For the purposes of this clause, "Net Sales" means sales, net of commission, discounts, rejections and returns.

  3.18
  On the date that is no more than sixty days following 31 December 2007 (the "Deferred Consideration Payment Date") the Sellers shall be entitled to be paid the sum of $2,000,000 (the "Deferred Consideration"), which sum shall be payable at the sole discretion of the Purchaser either in cash or in publicly traded stock or securities of Viasys Healthcare Inc. or any successor thereto provided that:

  3.18.1
  the Operating Income (as calculated as set out in Annex 1) and Revenue targets with respect to the business of the Group (as constituted at the date of this Agreement) set out in Annex 1 of this agreement shall have been achieved in either (i) each financial year or period or (ii) on a cumulative basis across all years and periods taken as a whole; and

  3.18.2
  with respect to the individual entitlements to such Deferred Consideration of Daniel Quirke and Christopher Lawson only, as determined in accordance with clause 3.18, each of them shall forfeit his individual entitlement to such Deferred Consideration if he shall have prior to 31st December 2007 been a Leaver in circumstances in which he is a Bad Leaver.

  3.19
  The proportion of the Consideration (as adjusted by clauses 3.10 to 3.13) and the Deferred Consideration and the Contingent Consideration to which each Seller is entitled shall be that which the number of Shares set opposite his name in Schedule 5 bears to the total number of Shares.

4.     COMPLETION

  4.1
  Completion shall take place immediately after signature of this agreement on the Completion Date at the offices of the Company.

  4.2
  At Completion the Sellers shall do those things listed in Schedule 1.

  4.3
  The Purchaser shall not be obliged to complete this agreement unless each Seller complies fully with the requirements of clause 4.2 and Schedule 1 so far as they relate to the Seller in question.

  4.4
  The Purchaser shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

  4.5
  If the obligations of the Sellers under clause 4.2 and Schedule 1 are not complied with on the Completion Date the Purchaser may:

  4.5.1
  defer Completion (so that the provisions of this clause shall apply to Completion as so deferred); or

  4.5.2
  proceed to Completion as far as practicable (without limiting its rights under this agreement); or

  4.5.3
  terminate this agreement by notice in writing to the Sellers.

  4.6
  If the agreement is terminated in accordance with clause 4.5 (and without limiting the Purchaser's right to claim damages) all obligations of the Purchaser under this agreement shall end except for those expressly stated to continue without limit in time but (for the avoidance of doubt) all rights and liabilities of parties which have accrued before termination shall continue to exist.

  4.7
  The Consideration shall be paid to the Sellers as follows:

  4.7.1
  90% of the initial Consideration, as set out in Dollars in clause 3.1 (being the sum $35,158,500) shall be paid to the Sellers at Completion in the proportions set out opposite their names in Schedule 5 once the Sellers have complied with their obligations under clause 4.2 and Schedule 1 and shall be paid by way of wire transfer to the following accounts at UBS, 1 Curzon Street, London, set out in Annex 2 hereto.

    4.7.2
    the remaining 10% of the initial Consideration as set out in Dollars shall be deposited with the Escrow Agent (as defined below in clause 4.8) for the period ending on the date 2 years and 5 days after Completion, and shall be payable in accordance with clause 4.8 and clause 6.2 (the "Retained Consideration"); and

    4.7.3
    to the extent that the Consideration is adjusted pursuant to clauses 3.10, 3.11 and/or 3.12, any such sum which becomes payable as a result of the operation of an adjustment shall be paid to the party which is owed such sum, but the other party by way of a wire transfer.

  For the avoidance of doubt, the Contingent Consideration (if any) shall be paid in accordance with clause 3.17 and the Deferred Consideration shall be paid in accordance with clause 3.18.

  4.8
  The Retained Consideration shall be placed in an account with LaSalle Bank/ABN Amro ("the Escrow Agent") and shall be held by the Escrow Agent upon the terms and subject to the conditions set out in the Escrow Agreement, the form of which is set out in Schedule 11 hereto. Upon Completion the Retained Consideration shall be delivered to the Escrow Agent by the Purchaser and the Purchaser, the Sellers and the Escrow Agent shall execute the Escrow Agreement. The Sellers (in aggregate) shall pay half of any fee or costs assessed by the Escrow Agent and the Purchaser shall pay the remaining half.

  4.9
  The Tax Covenant shall come into full force and effect at Completion.

  4.10
  The Sellers shall procure that each one of the Key Personnel enters into a contract of employment or a consultancy agreement (as applicable) with the Company on Completion in the agreed forms as set out in Schedule 11.

5.     SELLERS' WARRANTIES AND COVENANTS

  5.1
  The Sellers represent and warrant, in accordance with clause 5.2, to the Purchaser in the terms set out in Schedule 2.
5.2
	5.2.1	Each of Philip Jan Chowienczyk, Christopher Patrick Lawson and Daniel Quirke represent and warrant, jointly and severally, to the Purchaser in the terms set out in Schedule 2; and
5.2.2
Each of Ann Margaret Lawson, Jacqueline Elaine Linda Quirke and Daniel Quirke and Jacqueline Elaine Linda Quirke (joint holders, as Trustees of the Daniel Quirke Children's Settlement No. 1) represent and warrant, severally only, to the Purchaser in the terms set out in Schedule 2.
  5.3
  The Sellers accept that the Purchaser is entering into this agreement in reliance upon representations in the terms of the Warranties made by the Sellers with the intention of inducing the Purchaser to enter into this agreement.

  5.4
  The Sellers undertake to disclose in writing to the Purchaser anything which is or may constitute a breach of or be inconsistent with any of the Warranties immediately once it comes to the notice of any of them before, at the time of and after Completion.

  5.5
  The Sellers undertake (if any claim is made against any of them in connection with the sale of the Shares to the Purchaser) not to make any claim against the Company or any member of the Group or any director, employee or adviser of the Company or any member of the Group on whom any of them may have relied before agreeing to any terms of this agreement or of the Tax Covenant or authorising any statement in the Disclosure Letter, but so that this shall not preclude any Seller from claiming against any other Seller under any right of contribution or indemnity to which he may be entitled.

  5.6
  Each of the Warranties shall be construed as a separate and independent warranty and (except where expressly provided to the contrary) shall not be limited or restricted by reference to or inference from the terms of any other Warranty or any other term of this agreement.

  5.7
  If in respect of or in connection with any breach of any of the Warranties or any facts or matters warranted not being true or being misleading, any amount payable to the Purchaser by the Sellers:-

  5.7.1
  is subject to Taxation, such additional amounts shall be paid to the Purchaser by the Sellers so as to ensure that the net amount received by the Purchaser is equal to the full amount payable to the Purchaser under this agreement; or

  5.7.2
  results in a Saving (as determined by the auditors of the Group for the time being at the expense of the Sellers), the Purchaser shall repay to the Sellers the lesser of (i) the amount of the Saving less any costs incurred by the Group or the Purchaser, and (ii) the amount paid by the Sellers in respect of the claim for breach of Warranty that gave rise to the Saving.

  5.8
  The Sellers undertake to indemnify and keep indemnified the Purchaser against all costs, expenses or other liabilities which the Purchaser may reasonably incur either before or after the commencement of any action in connection with:

  5.8.1
  the settlement of any claim that any of the Warranties are untrue or misleading or have been breached;

    5.8.2
    any legal proceedings in which the Purchaser claims that any of the Warranties are untrue or misleading or have been breached and to the extent to which judgment is given for the Purchaser; or

    5.8.3
    the enforcement of any such settlement or judgment.

  5.9
  In relation to the properties at Unit 16/1, Old Brewery Yard, Kilton Road, Worksop and 94/13-17 Innovation Building, Sittingbourne Research Centre, Sittingbourne, Kent the Sellers shall: (i) indemnify and hold harmless the Purchaser with respect to any loss resulting from, relating to or arising out of a breach by the Company of clause 8.3.1 of the Sittingbourne Tenancy Agreement or the user clause of the Worksop Tenancy Agreement; and (ii) on being reasonably required to do so by the Purchaser at any time within 3 months from the date of Completion, do or procure the doing of all such acts as the Purchaser may reasonably consider necessary and which are reasonable to expect the Sellers to do for the transfer of the Worksop Tenancy Agreement to the Company or the granting of a new tenancy agreement from the landlord to the Company.

6.     PURCHASER'S REMEDIES AND SELLERS' LIMITATIONS ON LIABILITY

  6.1
  Subject to clause 6.3 and to the limitations set out in Schedule 3, the Purchaser shall be entitled to claim after Completion that any of the Warranties has or had been breached or is or was misleading and, without limitation, to claim under any covenant even if the Purchaser could have discovered on or before Completion that the Warranty in question had been breached or was misleading.

  6.2
  Subject to clause 6.3 and the limitations set out in Schedule 3, all claims made pursuant to any provision of this agreement by the Purchaser against any Sellers for a breach of a Warranty (or otherwise), including, without limitation, any payments to be made pursuant to clause 5.8, shall be satisfied in the following order:
  6.2.1
  firstly, all claims shall be paid out of the Retained Consideration; and

  6.2.2
  secondly, to the extent that the Retained Consideration has been exhausted or claims have been made against the Retained Consideration which total, in aggregate, the amount of the Retained Consideration, all claims shall be settled and paid for by the Sellers.

  To the extent that any or all of the Retained Consideration remains in existence on the date which is 2 years and 5 days after Completion, then such remaining Retained Consideration shall be paid to the Sellers in accordance with and subject to the terms and conditions of the Escrow Agreement.

  6.3
  The Purchaser shall not be entitled to claim that any fact causes any of the Warranties to be breached or renders any Warranty misleading if it has been fully, fairly and specifically disclosed to the Purchaser in the Disclosure Letter in the absence of any fraud or wilful deceit on the part of any of the Sellers or their agents or advisers.

  6.4
  If, following Completion, the Purchaser becomes aware that there has been any material breach of the Warranties or any other term of this agreement the Purchaser shall not be entitled to terminate this agreement but shall be entitled to claim damages or exercise any other right, power or remedy under this agreement or as otherwise provided by law.

  6.5
  The parties acknowledge that the restrictions contained in clause 18 and clause 19 shall continue to apply after the termination of this agreement or the completion of the sale and purchase of the Shares under this agreement without limit in time.

7.     RESTRICTIONS ON SELLERS' BUSINESS ACTIVITIES

  7.1
  Each Seller undertakes that he or she will not, either alone or in conjunction with or on behalf of any other person, do any of the following things:

  7.1.1
  within three years of Completion, be engaged or (except as the holder of shares in a listed company which confer not more than one per cent. of the votes which could normally be cast at a general meeting of the company) directly or indirectly interested in carrying on a business in the Restricted Area which competes with the business of any member of the Group as it is carried on at the date of Completion;

  7.1.2
  disclose to any other person or (in any way which may be detrimental to the business of any member of the Group as carried on at the Completion Date) use any information which is Confidential Business Information for so long as that information remains Confidential Business Information;

  7.1.3
  without limitation to the provisions of this clause, in relation to a business which is competitive or likely to be competitive with the business of any member of the Group as carried on at the Completion Date, use any trade or business name or distinctive mark, style or logo used by or in the business of any member of the Group at any time during the two years before Completion or anything intended or likely to be confused with it;

  7.1.4
  within three years of Completion, solicit in the Restricted Area any customer, in relation to goods or services sold to any person by any member of the Group in the course of its business during the two years before the Completion Date, of that person in respect of similar goods or services;

  7.1.5
  within three years of Completion, solicit in the Restricted Area or entice away from the employment of any member of the Group any person at present an employee of the Company any member of the Group; nor

  7.1.6
  assist any other person to do any of the foregoing things.

  7.2
  Each of the Sellers expressly acknowledges that each of the undertakings contained in this clause is necessary to protect and maintain the proprietary interests and other legitimate business interests of the Purchaser and that such undertakings are reasonable in their entirety.

  7.3
  Each undertaking contained in this clause shall be construed as a separate undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade, the remaining undertakings shall continue to bind the Sellers.

8.     INTELLECTUAL PROPERTY AND BUSINESS INFORMATION

  8.1
  In the event the Purchaser discovers that any Seller owns any Intellectual Property or Business Information which has in the three years prior to Completion been used by the Group or any member of the Group, such Seller agrees to transfer or procure the transfer of such Intellectual Property and/or Business Information to the Purchaser or a company nominated by the Purchaser for nominal consideration.

  8.2
  The Sellers, with effect from Completion, hereby procures the grant to the Purchaser of an exclusive, perpetual, worldwide, assignable, royalty-free licence (with the right to sub-licence) to use any Intellectual Property or Business Information proprietary to any Seller which has been used (but not exclusively used) in the three years prior to Completion by the Group.

9.     BOOKS AND RECORDS

The Sellers shall at Completion deliver to the Purchaser originals of all the Books and Records proprietary to the Sellers which relate to the business carried on by the Group as at Completion.

10.   EFFECT OF COMPLETION

Any provision of this agreement and any other documents referred to in it which is capable of being performed after but which has not been performed at or before Completion and all Warranties and covenants and other undertakings contained in or entered into pursuant to this agreement shall remain in full force and effect notwithstanding Completion.

11.   JOINT AND SEVERAL LIABILITY

  11.1
  Save as otherwise specified herein, the obligations of the Sellers to perform in accordance with this agreement are joint and several.

  11.2
  If any liability of one of the Sellers is, or becomes illegal, invalid or unenforceable in any respect, that shall not affect or impair the liabilities of the other Sellers under this agreement.

12.   RELEASE OF SELLERS

The Purchaser may release, or compromise the liability of, any Seller or grant time or other indulgence to any Seller without releasing or reducing the liability of any other Seller. Where a liability of one or some but not all of the Sellers under any obligation which is both joint and several is released or compromised, the remaining Sellers shall continue to be severally and shall together be jointly liable on that obligation.

13.   REMEDIES AND WAIVERS

  13.1
  No delay or omission by any party to this agreement in exercising any right, power or remedy provided by law or under this agreement or any other documents referred to in it shall:
  13.1.1
  affect that right, power or remedy; or

  13.1.2
  operate as a waiver thereof.
  13.2
  The single or partial exercise of any right, power or remedy provided by law or under this agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

  13.3
  The rights, powers and remedies provided in this agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

14.   ASSIGNMENT

The Purchaser may at any time assign all or any part of the benefit of, or its rights or benefits under, this agreement (together with any causes of action arising in connection with any of them) to its successor in title, any purchaser from the Purchaser, a subsidiary or holding company of the Purchaser or any subsidiary of such a holding company. No Seller may assign any part of this agreement to any person without the prior written consent of the Purchaser.

15.   FURTHER ASSURANCE

Each of the Sellers shall from time to time at its own cost, on being required to do so by the Purchaser, now or at any time in the future, do or procure the doing of all such acts and/or execute or procure the execution of all documents in a form satisfactory to the Purchaser which the Purchaser may reasonably consider necessary for giving full effect to this agreement and securing to the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser in this agreement.

16.   ENTIRE AGREEMENT

  16.1
  This agreement, the Schedules to the agreement, the Disclosure Letter and any other documents referred to in this agreement (the "Share Purchase Documents") constitute the whole and only agreement between the parties relating to the sale and purchase of the Shares.

  16.2
  Except in the case of fraud, no party shall have any right of action against any other party to this agreement arising out of or in connection with any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of the Share Purchase Documents made or given by any person at any time prior to the date of this agreement except to the extent that it is repeated in the Share Purchase Documents.

  16.3
  This agreement may only be varied in writing signed by each of the parties.

17.   NOTICES

  17.1
  Except where expressly stated otherwise, a notice under this agreement shall only be effective if it is in writing. Faxes, writing on the screen of a visual display unit and e-mail are permitted.

  17.2
  Notices under this agreement shall be sent to a party at its address or number and for the attention of the individual set out below:

Party and title of individual	Address	Facsimile No.	Email address
Viasys Holdings, Inc (fao Matthew Bennett)	c/o Viasys Healthcare Inc. Millennium III, 227 Washington Street, Suite 200, Conshohocken, PA, USA	+ 001 610 862 0780	matthew.bennett@viasyshc.com
Viasys Holdings Inc (fao Edward Pulwer)	c/o Viasys Respiratory Care Inc, 22745 Savi Ranch Parkway, Yorba Linda, CA 92887 USA	+001 714 919 3217	edward.pulwer@viasyshc.com
Philip Chowienczyk	6 Grotes Place, London SE3 0HQ, England	+44 1634 893600	—
Ann Lawson	234 City Way, Rochester, Kent ME1 2BN, England	+44 1634 893600	Chris.Lawson@micromedical.co.uk
Christopher Lawson	234 City Way, Rochester, Kent ME1 2BN, England	+44 1634 893600	Chris.Lawson@micromedical.co.uk
Daniel Quirke	167 Maidstone Road, Chatham, Kent, ME4 6JQ	+44 1634 893600	Daniel.Quirke@micromedical.co.uk
Jacqueline Quirke	167 Maidstone Road, Chatham, Kent, ME4 6JQ	+44 1634 893600	Daniel.Quirke@micromedical.co.uk

    Provided that a party may change its notice details on giving notice to the other party of the change in accordance with this clause. That notice shall only be effective on the day falling five clear Business Days after the notification has been received or such later date as may be specified in the notice.

    Any notices given to the Purchaser should also be copied to:

Party and title of individual	Address	Facsimile No.	Email address
Morgan Lewis & Bockius (fao Keith Black)	2 Gresham Street, London EC2V 7PE	+44 (0)20 7710 5600	kblack@morganlewis.com

    Any notices given to the Sellers should also be copied to:

Party and title of individual	Address	Facsimile No.	Email address
Cripps Harries Hall (fao Lawrence Leporte)	Wallside House, 12 Mount Ephraim Road, Tunbridge Wells, Kent, TN1 1EG	+44 (0)1892 506 222	lal@crippslaw.com
  17.3
  Any notice given under this agreement shall, in the absence of earlier receipt, be deemed to have been duly given as follows:

  17.3.1
  if delivered personally, on delivery;

  17.3.2
  if sent by first class post, two clear Business Days after the date of posting; and

  17.3.3
  if sent by facsimile or e-mail, when despatched.

  17.4
  Any notice given under this agreement outside Working Hours in the place to which it is addressed shall be deemed not to have been given until the start of the next period of Working Hours in such place.

  17.5
  The provisions of this clause shall not apply in relation to the service of Service Documents.

18.   ANNOUNCEMENTS

  18.1
  18.1.1
  Subject to clause 18.1.2, no announcement concerning the sale of the Shares or any ancillary matter ("Announcements") shall be made by any party without the prior written approval of all other parties, such approval not to be unreasonably withheld or delayed.

  18.1.2
  The Purchaser (or any member of the Purchaser's Group as the case may be), at any time after Completion, shall be entitled to make Announcements without the consent of or other than in consultation with the Sellers (i) if it is required to do so by law or the rules of the New York Stock Exchange to which it or any member of the Purchaser's Group is subject; or (ii) or otherwise in the ordinary course of its business, but subject to the foregoing shall use reasonable commercial endeavors not to disclose the amount of individual Consideration received by each Seller under this agreement.

  18.2
  Any party after notice to the other parties, may make an announcement concerning the sale of the Shares or any ancillary matter if required by:

  18.2.1
  law; or

  18.2.2
  any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, whether or not the requirement has the force of law.

  18.3
  The restrictions contained in this clause shall apply without limit in time.

19.   CONFIDENTIALITY

  19.1
  Each party shall treat as confidential all information obtained as a result of entering into or performing this agreement which relates to:

  19.1.1
  the provisions of this agreement;

  19.1.2
  the negotiations relating to this agreement;

  19.1.3
  the subject matter of this agreement; or

  19.1.4
  the other parties.

  19.2
  Notwithstanding the other provisions of this clause, either party may disclose confidential information:

  19.2.1
  if and to the extent required by law or for the purpose of any judicial proceedings;

  19.2.2
  if and to the extent required by any securities exchange or regulatory or governmental body to which that party is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

  19.2.3
  if and to the extent required to vest the full benefit of this agreement in that party;

  19.2.4
  to its professional advisers, auditors and bankers;

  19.2.5
  if and to the extent the information has come into the public domain through no fault of that party; or

  19.2.6
  if and to the extent the other party has given prior written consent to the disclosure, such consent not to be unreasonably withheld.
  19.3
  The restrictions contained in this clause shall apply without limit in time.

20.   COSTS AND EXPENSES

  20.1
  Except as otherwise agreed in this agreement, each party shall pay its own costs and expenses in relation to the negotiations leading up to the sale and purchase of the Shares and the preparation, execution and carrying into effect of this agreement and all other documents referred to in it and the Sellers confirm that no expense of whatever nature relating to the sale and purchase of the Shares has been or is to be borne by any member of the Group.

21.   COUNTERPARTS

  21.1
  This agreement may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

  21.2
  Each counterpart shall constitute an original of this agreement, but all the counterparts shall together constitute but one and the same instrument.

22.   INVALIDITY

  If at any time any provision of this agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, that shall not affect or impair:

  22.1
  the legality, validity or enforceability in that jurisdiction of any other provision of this agreement; or

  22.2
  the legality, validity or enforceability under the law of any other jurisdiction of that or any other provision of this agreement.

23.   CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

  The parties to this agreement do not intend that any term of this agreement should be enforceable, by virtue of the Contracts (Rights of Third Parties) Act 1999, by any person who is not a party to this agreement.

24.   CHOICE OF GOVERNING LAW AND JURISDICTION

  24.1
  This agreement is to be governed by and construed in accordance with English law.

  24.2
  The courts of England are to have jurisdiction to settle any dispute arising out of or in connection with this agreement. Any Proceedings may be brought in the English courts.

25.   AGENT FOR SERVICE

  25.1
  The Purchaser irrevocably appoints Jordans Limited of 20-22 Bedford Row, London WC1R 4JS to be its agent for the receipt of service of process in England. It agrees that any Service Document may be effectively served on it in connection with Proceedings in England and Wales by service on its agent.

  25.2
  Any Service Document shall be deemed to have been duly served if marked for the attention of Jordans Limited of 20-22 Bedford Row, London WC1R 4JS or such other address within England and Wales as may be notified to the party wishing to serve the Service Document and:

  25.2.1
  left at the specified address; or

  25.2.2
  sent to the specified address by first class post.

    In the case of clause 25.2.1, the Service Document will be deemed to have been duly served when it is left. In the case of clause 25.2.2, the Service Document shall be deemed to have been duly served two Business Days after the date of posting.

  25.3
  If the agent at any time ceases for any reason to act as such, the Purchaser shall appoint a replacement agent having an address for service in England or Wales and shall notify the other parties of the name and address of the replacement agent. Failing such appointment and notification, the other parties shall be entitled by notice to the Purchaser to appoint a replacement agent to act on the Purchaser's behalf. The provisions of this clause applying to service on an agent apply equally to service on a replacement agent.

  25.4
  A copy of any Service Document served on an agent shall be sent by post to the Purchaser. Failure or delay in so doing shall not prejudice the effectiveness of service of the Service Document.

  25.5
  For the purposes of this clause 25 and clause 17.5, "Service Document" means a claim form, order or judgment issued out of the courts of England and Wales or any document relating to or in connection with any Proceedings.

EXECUTED by:-

for and on behalf of
 VIASYS Holdings Inc

/s/ FRANK J. MCCANEY Frank J. McCaney Authorised signatory
SELLERS:
/s/ PHILIP JAN CHOWIENCZYK Philip Jan Chowienczyk
/s/ ANN MARGARET LAWSON Ann Margaret Lawson
/s/ CHRISTOPHER PATRICK LAWSON Christopher Patrick Lawson
/s/ DANIEL QUIRKE Daniel Quirke
/s/ JACQUELINE ELAINE LINDA QUIRKE Jacqueline Elaine Linda Quirke
Trustees of the Daniel Quirke Children's Settlement No. 1
/s/ DANIEL QUIRKE Daniel Quirke (as Trustee)
/s/ JACQUELINE ELAINE LINDA QUIRKE Jacqueline Elaine Linda Quirke (as Trustee)

Schedule 1
Completion arrangements

At Completion:

1.
The Sellers shall deliver to the Purchaser:

1.1
duly executed transfers in respect of the Shares in favour of the Purchaser or such person as the Purchaser may nominate and share certificates for the Shares in the name of the relevant transferors (or a certificate signed by the relevant Seller swearing that such share certificate has been lost, destroyed or never existed);

1.2
such waivers or consents as the Purchaser may require to enable the Purchaser or its nominees to be registered as holders of the Shares;

1.3
the Books and Records referred to in clause 9; and

1.4
all consents or other waivers required pursuant to any contract or other agreement (including without limitation, any consents required under the agreement between the Company and SpirXpert Group BV dated 12 September 2003) referred to in Schedule 2 in relation to any Relevant Property or relating to Environmental Matters or otherwise disclosed in the Disclosure Letter.

2.
The Sellers shall deliver to the Purchaser (or to any person whom the Purchaser may nominate) such of the following as the Purchaser may require:

2.1
the statutory books (which shall be written up to but not including the Completion Date), the certificate of incorporation (and any certificate of incorporation on change of name) and common seal (if any) (or the equivalent documents of any foreign jurisdiction) of each member of the Group and share certificates or other documents of title in respect of all the issued share capital of each Subsidiary and of PT Medical BV which is owned directly or indirectly by the Company;

2.2
the title deeds relating to each Relevant Property unless the Relevant Property is charged and title deeds to it are held by the chargee;

2.3
copies (signed by the auditors) of the letters from the auditors of the Company and of each Subsidiary referred to in paragraph 4 below; and

3.
the Sellers shall procure that:

3.1
(i) Christopher Patrick Lawson and Philip Jan Chowienczyk shall each resign as a director of the Company; and (ii) Jacqueline Quirke shall resign as Company Secretary of the Company, and in each case, shall relinquish any rights which they may have under any statutory provision including any right to damages for wrongful dismissal, redundancy payment or compensation for loss of office or unfair dismissal, such resignations to be tendered at the board meetings referred to in paragraph 5 below; and

4.
the present auditors of the Company and each Subsidiary to resign their office as such, and to deposit at the registered office of the Company or, as the case may be, the relevant Subsidiary, a letter notifying their resignation, acknowledging that they have no claim against the Company or any Subsidiary and containing a statement pursuant to section 394(1) Companies Act 1985 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors;

5.
the Sellers shall procure board meetings of the Company and of each Subsidiary to be held at which:

5.1
in the case of the Company, it shall be resolved that each of the transfers relating to the Shares shall be approved for registration and (subject only to the transfer being duly stamped) the Purchaser shall be registered as the holder of the Shares concerned in the register of members;

5.2
each of Edward Pulwer and John Imperato shall be appointed directors of the Company and Mark Beale shall be appointed as the Company Secretary of the Company, or otherwise as the Purchaser shall direct, such appointments to take effect on the Completion Date;

5.3
the resignations of the directors and secretary referred to in paragraph 3.1 and the resignation of the auditors of the Company and each Subsidiary referred to in paragraph 4 above shall be tendered and accepted so as to take effect at the close of the meeting and each of the persons tendering his resignation shall deliver to the relevant member of the Group an acknowledgement executed as a deed that he has no claim against any member of the Group for breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other account whatsoever and that no agreement or arrangement is outstanding under which any member of the Group has or could have any obligation to him; and

5.4
Baker Tilly shall be appointed as auditors of the Company;

6.
The Sellers shall deliver to the Purchaser executed contracts of employment between the Company and each of the Daniel Quirke and Christopher Patrick Lawson.

7.
The Sellers shall deliver to the Purchaser, evidence satisfactory to the Purchaser, of the execution by Thomas Schoemaeker and Dean Forster of the IP Employment Amendment Agreement.

8.
The Sellers shall deliver to the Purchaser, copies of duly executed forms 652A in respect of the commencement of striking-off proceedings for PulseTrace Limited and MicroPulse Limited.

9.
The Company shall enter into the MicroDirect Distributor Agreement.

Schedule 2
Representations and Warranties

1.
Ownership of the Shares

1.1
Each of the Sellers is the sole beneficial owner of the Shares set opposite his name in Schedule 5.

1.2
There is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting the Shares or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

2.
Capacity of the Sellers

2.1
Each Seller has the requisite capacity, power and authority to enter into and perform this agreement and to execute, deliver and perform any obligations he or she may have under each document to be delivered by that Seller at Completion. Entry into this agreement and the performance of the transactions as contemplated herein will not breach or contravene any provision or article of the Memorandum and Articles of Association or the constitutional documents of any member of the Group, as applicable.

2.2
The obligations of each Seller under this agreement constitute, and the obligations of each Seller under each document to be delivered by that Seller at Completion will when delivered constitute, binding obligations of that Seller in accordance with their respective terms.

2.3
The execution and delivery of, and the performance by each Seller of its obligations under, this agreement and each document to be delivered by that Seller at Completion will not:

2.3.1
result in a breach of, or constitute a default under, any instrument by which any Seller or any member of the Group is bound; or

2.3.2
result in a breach of any order, judgment or decree of any court or governmental agency by which any Seller or any member of the Group is bound.

3.
Group structure and corporate matters.

3.1
The Shares have been validly issued and allotted and are fully paid up.

3.2
There is no agreement or commitment outstanding which calls for the allotment, issue or transfer of, or accords to any person the right to call for the allotment, issue or transfer of, any shares (including the Shares) or debentures in or securities of any member of the Group, or so far as the Sellers are aware, of PT Medical BV.

3.3
Each of the undertakings of which basic information is given in Schedule 7 is (save in the case of PT Medical BV) a wholly-owned subsidiary of the Company (either directly or indirectly) and its results are (save in the case of PT Medical BV) consolidated in the consolidated financial statements which form part of the Accounts.

3.4
Schedule 7 lists all the Subsidiaries of the Company and all associated companies of the Company and no member of the Group has any interest in any other body corporate, unincorporated body, undertaking or association which is not a member of the Group.

3.5
The information given in Schedule 5 to Schedule 8 inclusive is true and accurate in all respects and is not misleading because of any omission or ambiguity or for any other reason.

3.6
The copies of the memorandum and articles of association or other like documents of each member of the Group and of PT Medical BV which are attached to the Disclosure Letter are complete and accurate in all respects.

3.7
The statutory books (including all registers and minute books) of each member of the Group have been properly kept and contain an accurate and complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect or should be rectified has been received.

  3.8
  The Company is the sole legal and beneficial owner of 40% of the issued shares in PT Medical BV and there is no option, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance or equity on, over or affecting such shares or any of them and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

  3.9
  So far as the Sellers are aware, the Group does not have any liability or obligation which relates to, or which involves any claim, loss or damage which arises out of or relates to, in whole or in part, any activity, matter or issue first occurring, condition existing, omission to act or other matter existing prior to Completion that in each case has arisen out of the investment of the Company in, or otherwise in connection with, PT Medical BV, which is not disclosed in the Disclosure Letter.

4.
Accounts

4.1
The Accounts:

4.1.1
were prepared in accordance with applicable law and accounting principles and practices generally accepted in the United Kingdom (or, in the case of Micro Medical GmbH, with applicable German law accounting principles and practices generally accepted in Germany) at the time they were audited or commonly adopted at that time by companies carrying on businesses similar to those carried on by the respective members of the Group;

4.1.2
subject to paragraph 4.1.1, were prepared on the same basis and in accordance with the same accounting principles and practices, consistently applied, as the audited financial statements for the previous four financial periods;

4.1.3
include full provision for bad and doubtful debts, for old depreciated and unsaleable stock and for Taxation on profits (whether of an income or capital nature) relating to any period ending on or before the date to which they are made up;

4.1.4
show a true and fair view of the state of affairs of the members of the Group to which they relate, and of the Group as a whole at each accounting reference date to which the Accounts relate and of the profits or losses of the members of the Group to which they relate, and of the Group as a whole for each accounting period to which the Accounts relate; and

4.1.5
except as the Accounts expressly disclose, are not affected by any extraordinary, exceptional or material (either individually or in the aggregate) non-recurring items.

4.2
At the Accounts Date no member of the Group had any material (either individually or in the aggregate) liability (whether actual, contingent, unquantified or disputed) or material (either individually or in the aggregate) outstanding capital commitment which is not adequately disclosed or provided for in the Accounts.

4.3
So far as the Sellers are aware, no member of the Group has any liability or obligation which relates to, or which involves any claim, loss or damage which arises out of or relates to, in whole or in part, any activity, matter or issue first occurring, condition existing, omission to act or other matter existing prior to Closing, which is not disclosed in the Accounts and/or the Disclosure Letter.

5.
The Management Accounts

5.1
The Management Accounts were prepared in accordance with consistent policies and principles.

5.2
The Management Accounts fairly represent the trading performance of the members of the Group to which they relate at each date to which they relate and of the profits or losses of the members of the Group to which they relate for each accounting period to which they relate.

6.
The Budget

The Budget has been prepared with reasonable care after due and careful inquiry and on the same basis and in accordance with the same accounting principles and practices, consistently applied, as the Accounts. The assumptions on which the Budget is based are reasonable assumptions and there are no other assumptions which ought reasonably to have been made in the preparation of the Budget which have not been made.

7.
Events since the Accounts Date

7.1
Since the Accounts Date:

7.1.1
there has been no material adverse change in the financial or trading position or prospects of any member of the Group and, so far as the Sellers are aware, no circumstance has arisen which give rise to any such change;

7.1.2
the business of each member of the Group has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the financial year ending on the Accounts Date and no unusual or onerous contract differing from the routine contracts necessitated by the nature of its trade has been entered into by any member of the Group;

7.1.3
no debts or other receivables and no trading stock, goods, plant, machinery or equipment of any member of the Group have been factored or sold or agreed to be sold, apart from the sale of trading stock to trade customers or the public on that member's standard terms of business in the routine course of trading;

7.1.4
no member of the Group has to an extent which may materially affect its profitability offered price reductions or discounts or allowances on sales of trading stocks or services or provided them at less than cost;

7.1.5
no member of the Group has entered into or agreed to enter into any distribution or agency agreement, whether written or oral and, so far as the Sellers are aware, no member of the Group is contemplating entering into such distribution or agency agreement; and

7.1.6
no member of the Group has had any of its products, in whole or in part, recalled or returned or otherwise rejected by any person or had any regulatory authority initiate any investigation in relation to any of its products.

8.
Work in progress and trading stock

8.1
All work in progress represented in the Accounts has been valued on a basis excluding profit and including adequate provision for losses which are or could reasonably be anticipated.

8.2
All trading stock represented in the Accounts was valued at the lower of cost or net realisable value. None of the trading stock of any member of the Group is obsolete or slow moving or out of date, fashion or demand or likely to realise less than its book value.

8.3
The amounts of raw materials, work in progress, finished goods and packaging and promotional material held or ordered by each member of the Group are appropriate and normal for its present level of business.

8.4
All inventory and equipment of any member of the Group reflected in the Accounts, and all inventory and equipment owned by any member of the Group or acquired since the Accounts Date, (a) was acquired in accordance with the regular business practices of the Group, (b) consisted and consists of items of a quality and quantity useable in the ordinary course of their businesses consistent with past practice, subject to normal wear and tear and routine maintenance, (c) was and is valued in conformity with UK GAAP applied on a consistent basis and (d) conformed and conforms to all applicable laws, ordinances, codes, rules and regulations relating thereto and to the construction, use, operation and maintenance thereof.

    None of such inventory or equipment is obsolete or has been maintained other than in accordance with the regular business practices of the Group, which practices are, so far as the Sellers are aware having made no enquiry, are at least consistent with reasonable industry and commercial practices.

9.
Contracts and commitments

9.1
No member of the Group is a party to or has any liability (present or future) under:

9.1.1
any guarantee, indemnity, surety relationship or letter of credit;

9.1.2
any contract for rent, lease, hire, hire purchase, credit sale, conditional sale or purchase by installments;

9.1.3
any agency, distributorship or management agreement;

9.1.4
any contract or arrangement which, directly or indirectly, restricts its freedom to carry on its business in any part of the world in such manner as it may think fit or the ability to transfer the whole or any part of its business;

9.1.5
any joint venture agreement or arrangement, partnership rights or obligations or any other agreement or arrangement under which it participates with any other person in any business;

9.1.6
any contract or arrangement which relates to matters not within the ordinary business of that member or constitutes a commercial transaction or arrangement deviant from the usual pattern for that member or is not entirely on arms' length terms;

9.1.7
any contract or arrangement in which any director of any member of the Group or any person connected with any such director is interested, either directly or indirectly;

9.1.8
any loss-making contract;

9.1.9
any contract or arrangement which is of three years' or greater duration or which, being of less than three years' duration, is of a length which significantly exceeds what is normal in the circumstances;

9.1.10
any contract or arrangement which cannot be terminated by that member on three months' notice or less without payment of compensation of any special fees;

9.1.11
any contract or arrangement which can be terminated in the event of any change in the underlying ownership or control of that member or would be materially affected by such change; or

9.1.12
other than contracts of employment, any contract with any Seller.

9.2
Copies of each agreement, document or other material evidencing or otherwise containing the terms and conditions of any material rights or obligations of any member of the Group, any contracts or arrangements which are of a material value to any member of the Group in terms of expenditure or revenue expectations and any contracts that are of fundamental importance to the activities of any member of the Group are attached to the Disclosure Letter.

9.3
Except for any guarantee or warranty implied by law or contained in its standard terms of business (a copy of which is attached to the Disclosure Letter), no member of the Group has given any guarantee, indemnity, warranty, or made any representation, in respect of goods or services supplied or contracted to be supplied by it or accepted any liability or obligation that would apply after any such goods or services had been supplied by it.

10.
Powers of attorney

No member of the Group has given any power of attorney or other authority (express, implied or ostensible) which is still outstanding or effective to any person to enter into any contract or commitment on its behalf other than to its employees to enter into routine trading contracts in the normal course of their duties.

11.
Insurances

11.1
Each member of the Group has maintained adequate insurance cover against risks normally insured against by companies carrying on a similar business, and in particular has maintained all insurance required by statute and adequate product liability and environmental liability insurance, and has insured its assets against those risks to their full replacement value free from any deduction or excess.

11.2
Full details of the insurance policies in respect of which any member of the Group has an interest are included in the Disclosure Letter, all such policies are in full force and effect and are not void or voidable, no claims are outstanding and no event has occurred which might give rise to any claim.

12.
Trading

12.1
During the three years preceding the date of this agreement there has been no substantial change (apart from normal price changes) in the bases or terms on which any person has been prepared to enter into contracts or to do business with any member of the Group and no change of that kind is expected.

12.2
No substantial customer or supplier of any member of the Group has during the 12 months preceding the date of this agreement ceased or indicated an intention to cease trading with that member or is likely to reduce substantially its trading with that member and so far as the Sellers are aware the attitude or actions, of customers, suppliers, and other persons with regard to the Group will not be prejudicially affected by the execution of this agreement or Completion.

13.
Bank accounts and borrowings

13.1
Full details of all bank accounts maintained by each member of the Group are set out in or attached to the Disclosure Letter. These details include in each case:

13.1.1
the name and address of the bank with whom the account is kept and the number and nature of the account;

13.1.2
all direct debit or standing order or similar authorities applicable to the account;

13.1.3
statements showing all payments and receipts on the account for the period of three months ended on, and the balance on each account as at, the close of business on a date not being more than seven days prior to the date of this agreement.

13.2
Full details of all overdraft, loan and other financial facilities available to any member of the Group and the amounts outstanding under them are set out in the Disclosure Letter and no Seller or any member of the Group has done anything whereby the continuance of any of those facilities might be affected or prejudiced. Details of all debentures, charges, guarantees and indemnities given to secure those facilities are set out in the Disclosure Letter.

  13.3
  The total amount borrowed by each member of the Group from its bankers does not exceed its financial facilities and the total amount borrowed from whatsoever source does not exceed any limitation on its borrowing contained in the relevant member's articles of association or similar constitutional documents.

  13.4
  Except for the borrowings referred to in paragraphs 13.1 and 13.3 no member of the Group has any outstanding loan capital, nor has any member of the Group incurred or agreed to incur any borrowing which it has not repaid or satisfied, nor is any member of the Group a party to or under any obligation in relation to:

  13.4.1
  any loan agreement, debenture, acceptance credit facility, bill of exchange, promissory note, finance lease, debt or inventory financing, discounting or factoring arrangement or sale and lease back arrangement; or

  13.4.2
  any other arrangement the purpose of which is to raise money or provide finance or credit.

  13.5
  No member of the Group has lent or agreed to lend any money which has not been repaid to it or owns the benefit of any debt present or future (other than debts due to it in respect of the safe of trading stock in the normal course of trading).

  13.6
  No member of the Group has borrowed any amount, from whatever source, after the Accounts Date.

14.
Working capital

The existing bank and other facilities set out in the Disclosure Letter provide each member of the Group with sufficient working capital for its present requirements (that is to say, to enable it to continue to carry on its business in its present form and at its present level of turnover) and for the purpose of performing in accordance with their terms all orders, projects and contractual obligations which have been placed with or undertaken by it.

15.
Insolvency

15.1
No order has been made, no petition has been presented, no meeting has been convened to consider a resolution and no resolution has been passed for the winding up of any member of the Group.

15.2
No administration order has been made and no petition for such an order has been presented in respect of any member of the Group.

15.3
No receiver (which expression shall include an administrative receiver) has been appointed in respect of any member of the Group or all or any of its assets.

15.4
No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of any member of the Group.

15.5
No event analogous to any of the foregoing has occurred in relation to any member of the Group outside England and Wales.

15.6
No member of the Group is insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986, or has stopped paying its debts as they fall due.

15.7
No unsatisfied judgment is outstanding against any member of the Group.

16.
Compliance and Regulatory Matters

16.1
All licences, consents and other permissions and approvals required for or in connection with the carrying on of the business now being carried on by each member of the Group have been obtained and are in full force and effect and are listed in the Disclosure Letter.

16.2
All reports, returns and information required by law or as condition of any licence, consent, permission or approval to be made or given to any person or authority in connection with the business of any member of the Group have been made or given to the appropriate person or authority.

  16.3
  All products manufactured, tested, marketed, sold or distributed by each member of the Group are in compliance in all material respects with all applicable requirements of the relevant regulatory authority and all licences, permissions, authorisation or consents required for testing or placing the products on the market and any modifications to any product marketed by any member of the Group have been made in accordance with applicable laws and guidelines.

  16.4
  All preclinical and clinical trials conducted by each member of the Group have been conducted in full compliance with all applicable laws, regulations and requirements of the relevant competent authority and each member of the Group has obtained and maintained any necessary ethics committee approvals of clinical trials or modifications in respect of each clinical trial conducted by any member of the Group. In no clinical trial conducted by any member of the Group has ethics committee approval been suspended or withdrawn because of deficiencies attributed to a member of the Group.

  16.5
  Except as disclosed in the Disclosure Letter, no regulatory authority or notified body has served any notice, regulatory letter or similar communication on any member of the Group stating that the businesses were or are in breach of any law, regulation, approval, permission, authorisation, guidance or guideline or were or are the subject of any pending or anticipated regulatory investigation, review or inquiry or that there are circumstances currently existing which might reasonably be expected to lead to any loss of a refusal to renew any of the licences, consents, approvals, or authorisations held by any member of the Group.

  16.6
  Except as identified in the Disclosure Letter, no products marketed by any member of the Group have been recalled or subjected to regulatory authority correction and no member of the Group has received any order, demand or other formal proceedings completed or pending of any action by a regulatory authority or notified body for medical devices seeking corrective action or requires recall of any products marketed by any member of the Group.

  16.7
  No member of the Group has manufactured, sold or provided any product or service which does not in any material respect comply with all applicable laws, regulations or standards or which is defective or dangerous or not in accordance with any representation or warranty, express or implied, given in respect of it.

17.
Litigation and claims

17.1
No member of the Group is engaged in any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, whether as claimant, defendant or otherwise. No litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings by or against any member of the Group is pending, threatened or expected. So far as the Sellers are aware, there is no fact or circumstance likely to give rise to any litigation, arbitration, mediation or administrative or criminal proceedings.

17.2
The documents attached to the Disclosure Letter which relate to any proceedings involving or relating to any member of the Group contain only information which has already been made available to the parties to the proceedings and do not include any information or advice which is privileged.

18.
Data protection

18.1
Each member of the Group is duly registered as a data controller under the Data Protection Act 1998 or the corresponding legislation of the country where the relevant member of the Group is established which implements Directive 95/46 on the protection of individuals with regard to the processing of personal data and on the free movement of such data for all purposes for which registration is required in respect of the business of that member of the

    Group and accurate and complete particulars of the relevant registrations are set out in the Disclosure Letter.

  18.2
  Each member of the Group has complied with all relevant requirements of the data protection legislation relevant to its jurisdiction.

  18.3
  No member of the Group has received a notice (including, without limitation, any enforcement notice), letter or complaint from the relevant data protection authorities alleging breach by it of the appropriate data protection legislation and the Seller has no reason to believe that there are any circumstances which exist which might give rise to any such notice, letter or complaint being served, given or made.

  18.4
  No individual has been awarded compensation from any member of the Group under the Data Protection Act 1998 or any other relevant data protection legislation, no claim for such compensation is outstanding and the Seller has no reason to believe that any circumstances exist which might lead to any claim for compensation being made.

  18.5
  No order has been made against any member of the Group for the rectification, blocking, erasure or destruction of any data under the Data Protection Act 1998 or any other relevant data protection legislation, no application for such an order is outstanding and the Seller has no reason to believe that any circumstances exist which might lead to any application for such an order being made.

  18.6
  So far as the Sellers are aware, no warrant has been issued under schedule 9 of the Data Protection Act 1998 or any other applicable data protection legislation authorising any officers or servants of the relevant data protection authority to enter any of the premises of any member of the Group.

19.
Competition and trade regulation

19.1
No member of the Group is or has been a party to or is or has been concerned in any agreement or arrangement or is conducting or has conducted itself (whether by omission or otherwise) in a manner which:

19.1.1
infringes Article 81 or 82 of the EC Treaty or section 2 or section 18 of the Competition Act 1998 or any other anti-trust or similar legislation in any jurisdiction in which any member of the Group has assets or carries or intends to carry on business or where its activities may have an effect; or

19.1.2
is unenforceable or void (whether in whole or in part) or renders it or any other member of the Group liable to civil, criminal or administrative proceedings by virtue of any anti-trust or similar legislation in any jurisdiction in which any member of the Group has assets or carries on or intends to carry on business or where its activities may have an effect.

20.
Ownership and condition of assets

20.1
All assets used by each member of the Group in the course of its business or which are necessary for the continuation of its business as it is now carried on are included in the Accounts, except for current assets and fixed assets acquired since the Accounts Date in the normal course of trading.

20.2
Each of the assets included in the Accounts or acquired by any member of the Group since the Accounts Date (other than current assets sold, realised or applied in the normal course of trading) is owned both legally and beneficially by a member of the Group free from any third party rights, and each of those assets capable of possession is in the possession of a member of the Group.

20.3
There is no option, right to acquire, mortgage, charge, pledge, lien (other than a lien arising by operation of law in the ordinary course of trading) or other form of security or encumbrance or equity on, over or affecting the whole or any part of the undertaking or assets of any member of the Group and there is no agreement or commitment to give or create any and no claim has been made by any person to be entitled to any.

  20.4
  All plant and machinery (including fixed plant and machinery), vehicles and office equipment used by any member of the Group in connection with its business are in good repair and condition, regularly maintained and fully serviceable and capable of being efficiently and properly used in connection with the business of the relevant member of the Group and none is obsolete.

  20.5
  The plant register kept by each member of the Group which has been produced to the Purchaser for its inspection sets out a complete and accurate record of the plant and machinery and vehicles owned or possessed by it.

21.
Intellectual Property

21.1
No member of the Group uses or otherwise carries on its business under any names other than its corporate name.

21.2
Full details of all registered Intellectual Property (and applications for any such right) and material unregistered Intellectual Property owned by any member of the Group are set out in the Disclosure Letter and the specified member of the Group is the sole legal and beneficial owner of such rights free from all, charges, options, encumbrances and other rights.

21.3
All renewal, application and other official registry fees and steps required for the maintenance, protection and enforcement of the Intellectual Property owned by any member of the Group have been paid or taken.

21.4
So far as the Sellers are aware, the Intellectual Property owned by each member of the Group is valid, subsisting and enforceable.

21.5
Full details of all licences and agreements relating to Intellectual Property and Business Information (including, without limitation, research and development agreements, letters of consent, settlement agreements, undertakings and co-operation agreements) entered into by any member of the Group are set out in the Disclosure Letter and no such licences or agreements are capable of termination as a result of the change in the underlying ownership or control of any member of the Group.

21.6
No member of the Group nor any third party is in breach of any licence or agreement required to be disclosed pursuant to paragraph 21.5 of this Schedule.

21.7
No member of the Group is obliged to grant any licence, sub-licence or assignment in respect of any Intellectual Property or Business Information owned or used by any member of the Group.

21.8
So far as the Sellers are aware, no third party is infringing or making unauthorised use of, or has infringed or made unauthorised use of, any Intellectual Property or Business Information owned or used by any member of the Group.

21.9
So far as the Sellers are aware, the activities of the Group do not infringe or make unauthorised use of, and have not infringed or made unauthorised use of, the Intellectual Property or Business Information of any third party.

21.10
Each member of the Group either legally and beneficially owns or has a licence to use all Intellectual Property and Business Information necessary to carry on the business conducted by that member of the Group in the manner currently carried on and to fulfil any existing plans or proposals.

21.11
So far as the Sellers are aware, no Intellectual Property or Business Information (including any patents pending or awaiting application) is or is likely to become subject of a claim, challenge, objection or opposition from any person, including but not limited to an employee, as to title, ownership, validity, enforceability, compensation or otherwise.

  21.12
  None of the Intellectual Property or Business Information owned by any member of the Group is the subject of any litigation, opposition or administrative proceedings.

  21.13
  So far as the Sellers are aware, no Confidential Business Information proprietary to any member of the Group, has been disclosed to, or otherwise become known by, any third party other than under an obligation of confidentiality.

  21.14
  No member of the Group is a party to any confidentiality or other agreement, or subject to any duty, which restricts the free use or disclosure of its Business Information.

  21.15
  None of the operations of any member of the Group give rise, or will give rise, to any royalty or like payment obligation to any person (other than any agreement disclosed pursuant to paragraph 21.5 of this Schedule) and there is no liability to any person, including any employee, to pay compensation pursuant to section 40 Patents Act 1977, or any like provision in any other jurisdiction.

  21.16
  No steps need to be taken now or in the next three months to meet any administrative or procedural deadline (whether or not final or extendible) in order to obtain or maintain any registrations in relation to any Intellectual Property owned by any member of the Group.

  21.17
  So far as the Sellers are aware, no third party has registered or uses any domain name which is identical or similar to any trade mark (whether registered or unregistered and including applications for registration) or name owned or used by any member of the Group.

22.
Information Technology

22.1
Full details of all Information Technology owned by the members of the Group are set out in the Disclosure Letter and the specified member of the Group is the sole legal and beneficial owner of all such Information Technology free from all liens, charges, encumbrances and other rights.

22.2
Full details of all Information Technology used by, or on behalf of, but not owned by any member of the Group are set out in the Disclosure Letter.

22.3
All Information Technology required to be disclosed under paragraphs 22.1 or 22.2 of this Schedule is in good working order and has been maintained in accordance with good industry practice.

22.4
Full details of all agreements and arrangements relating to Information Technology (including, without limitation, development, security, disaster recovery, EDI, source code escrow, computer bureau services, maintenance and support, facilities management, website, domain name and outsourcing agreements) entered into by, or pursuant to which any benefit is obtained by, any member of the Group are set out in the Disclosure Letter.

22.5
Neither any member of the Group nor any third party is in breach of any agreement or arrangement required to be disclosed pursuant to paragraph 22.4 of this Schedule and no such agreement or arrangement is capable of termination as a result of any change in the underlying ownership or control of any member of the Group.

22.6
None of the Information Technology or domain names owned or used by any member of the Group is the subject of any litigation or other dispute or claim and so far as the Sellers are aware, no litigation, dispute or claim is expected or likely in relation to any domain name owned or used by any member of the Group.

22.7
The members of the Group have not experienced any material disruption in their respective businesses or operations as a result of (a) any security breach in relation to any Information Technology, (b) any failure (whether arising from any bug, virus, defect or otherwise), lack of capacity or other sub-standard performance of any Information Technology, or (c) any failure, interruption or defective operation of any Information Technology caused by the occurrence or processing of any date or dates. No circumstance exists which is likely or expected to give rise to any such disruption.

  22.8
  Each member of the Group either legally and beneficially owns or has a contractual right to use all Information Technology necessary or required for the operation of the business conducted by it in the manner carried on currently or at any time. Where Information Technology has been developed by persons other than employees of a member of the Group and which Information Technology is used by a member of the Group in the case of its business (either as part of the information systems of the respective member of the Group or as part of a product marketed by that business or any other member of the Group) then each member of the Group has obtained written assignments of copyright in such software and no third parties have any claims against any member of the Group in respect of that Information Technology.

  22.9
  The members of the Group have not disclosed any source code to any third party and no source code relating to any Proprietary Software has been disclosed to, or otherwise become known by, any third party. No software code, whether source or object, used or owned by any member of the Group is or is likely to become subject to a public licence or a disclosure requirement of any kind or incorporates any software subject to such a licence.

  22.10
  The members of the Group are not individually or collectively a party to any agreement or arrangement, or otherwise subject to any duty, which (in either case) restricts the free use or disclosure by any of them of any source code relating to any of the Proprietary Software.

  22.11
  Full details of all domain names registered in the name of or used by any member of the Group are set out in the Disclosure Letter. There are not and have not been, and so far as the Sellers are aware, no circumstance exists which is likely or expected to give rise to, any challenges or disputes in relation to any member of the Group's use or registration of any of the domain names required to be disclosed by this paragraph 22.11. All registrations in relation to such domain names have been maintained and all related fees and necessary administrative steps have been (respectively) paid and taken.

  22.12
  The Disclosure Letter contains an accurate and comprehensive list of Information Technology in relation to which any member of the Group is entitled to access source code under third party escrow agreements.

23.
Property

23.1
Relevant Properties

23.1.1
The Relevant Properties are the only Properties owned, used or occupied by members of the Group or in respect of which any member of the Group has any estate, interest, right or liability. Each of the Relevant Properties is used and occupied for the purpose of the business of a member of the Group; and

23.1.2
All written replies given by the Seller's solicitors in response to any written enquiries by or on behalf of the Purchaser were complete and accurate at the date they were given and would still be complete and accurate if the replies were instead being given on the Completion Date.

  23.2
  Title

In relation to each Relevant Property:

  23.2.1
  Neither any member of the Group nor any Subsidiary has any right of ownership, right of use, option, right of first refusal or contractual obligation to purchase or any other legal or equitable right affecting property other than the relevant Properties;

  23.2.2
  Neither any member of the Group nor any company that is or has at any time been a subsidiary of the company has any actual or contingent liability in respect of any other Property;

  23.2.3
  Neither any member of the Group nor any Subsidiary has given any guarantee or indemnity for any liability relating to any other Property, except 6 Ambley Green Gillingham, Kent where the Purchaser has complied with the covenants given and there is no outstanding liability;

  23.2.4
  the Property Owner holds such Relevant Property subject to the leases, underleases, tenancies, licences or other agreements or arrangements particulars of which are set out in Schedule 8 but is otherwise in physical possession and actual occupation of the whole of such Relevant Property on an exclusive basis and no part of such Relevant Property is vacant;

24.
In relation to each Relevant Property:

24.1
Encumbrances

    No notices of any breach of covenants, restrictions and other encumbrances affecting any Relevant Property have been received.

  24.2
  Planning matters

  24.2.1
  Each Relevant Property is presently used for the purpose referred to in Schedule 8, which is a permitted use under applicable planning legislation;

  24.2.2
  All necessary permissions and consents in respect of use for the purpose referred to in Schedule 8 and for any previous use and/or any development at each Relevant Property have been obtained and all such use and development has been carried out in accordance with any such permissions and consents and with applicable planning legislation;

  24.2.3
  No notices of any breach of conditions to any consent or permission or breach of consent or permission relating to any Relevant Property have been received.

  24.3
  Statutory obligations

    No notices of any breach of statute, order or regulations relating to each Relevant Property, its current use or development or the use of any fixtures, machinery or chattels in it, have been received.

  24.4
  Condition of the Properties

  24.4.1
  Any buildings or other structures on or comprising each Relevant Property is in a good state of repair and condition and neither any of the Sellers nor the relevant Property Owner expect that the expenditure of any substantial sum of money will be required in respect of the Relevant Property within three years of the date of this agreement;

  24.4.2
  No buildings or structures on any Relevant Property are undergoing substantial works of construction, refurbishment or alteration or have done so in the last five years;

  24.5
  Outgoings

    24.5.1
    None of the Relevant Properties is subject to the payment of any outgoings other than the uniform business rate or water rates (and, in the case of leaseholds, the rents, insurance and service charge reserved by the Lease) all of which have been paid to date;

  24.6
  Disputes, notices and claims

  24.6.1
  So far as the Sellers are aware there are no outstanding disputes, actions, claims, demands or complaints in respect of any Relevant Property nor do so far as the Sellers are aware are the Sellers or the relevant Property Owner expect any;

  24.6.2
  No notice affecting any Relevant Property has been received nor do any of the Sellers or the relevant Property Owner so far as they are aware expect any;

  24.6.3
  There are no outstanding monetary claims or liabilities contingent or otherwise in respect of any Relevant Property nor do the Sellers or the relevant Property Owner expect any; and

  24.6.4
  Neither any of the Sellers nor the relevant Property Owner have made any claim or complaint in relation to any neighbouring property or its use or occupation.

  24.7
  Leasehold property

  24.7.1
  the Relevant Property is held under the terms of the lease (the "Lease") briefly referred to in Schedule 8;

  24.7.2
  the rent and all other sums payable under the Lease have been paid to date, all covenants and conditions contained in the Lease or in any licence, consent or other document entered into supplemental to the Lease, whether on the part of the landlord or the tenant have been observed and performed to date, no breaches have been waived or acquiesced in and the Lease is valid and in full force;

  24.7.3
  no alterations or improvements carried out by the Property Owner or any other person are required by the Lease to be reinstated or removed on or before the end of the term;

  24.7.4
  the landlord has not commenced forfeiture proceedings and no circumstances exist which could entitle a landlord to do so;

  24.7.5
  there is no outstanding liability for dilapidations as a result of a breach of the repairing covenants under the Lease.

25.
Relevant Properties subject to tenancies

25.1
None of the Relevant Properties are subject to tenancies.

Fire Certificate

25.1.1
Each of the Relevant Properties has the benefit of a fire certificate, where required, the terms of which have been complied with;

25.1.2
all covenants and conditions contained in the occupational licence or other document entered into supplemental to the licence have been observed and performed to date and no breach has been waived or acquiesced in.

26.
The Environment in respect of Site A4 and A5, Maritime Way, Chatham, Kent and 94/3-17 Innovation Building, Sittingbourne Research Centre, Sittingbourne, Kent ("the Chatham and Sittingbourne Properties"):-

In paragraphs 26.1 and 26.2;

"Environmental Laws"
means all applicable statutes and subordinate legislation and other national, federal, state and local laws, common laws or civil code, industry agreements, guidance notes or codes of conduct insofar as they relate to or apply to Environmental Matters from time to time;
"Environmental Matters"	Means in relation to the Chatham and Sittingbourne Properties:
	(i)	pollution or contamination;
	(ii)	the disposal, release, spillage, deposit, escape, discharge, leak or emission of, Hazardous Materials or Waste;
	(iii)	exposure of any person to Hazardous Materials or Waste;
	(iv)	all matters related to health and safety at work;
	(v)	the creation or existence of any noise, vibration, radiation, common law or statutory nuisance, or other adverse impact on the environment;
	(vi)	use and recovery of packaging;
(vii)
any other matters relating to human health and safety or the condition, protection, maintenance, restoration or replacement of the environment arising directly or indirectly out or the manufacturing, processing, treatment, keeping, handing, use (including as a building material), possession, supply, receipt, sale, purchase, import, export, transportation or presence of Hazardous Materials or Waste;
"Environmental Permits"
means any registration, permit, licence, consent or authorisation required by Environmental Laws in relation to either the carrying on of the business of any member of the Group or in relation to the Chatham and Sittingbourne Properties.
"Works"	means the carrying out of:
	(i)	inspection, investigation, sampling and monitoring works; and
(ii)
any works, including the installation, operation, repair or replacement of plant or equipment, in order to remove, remediate or contain any Environmental Matter or in order to prevent an Environmental Matter.

  26.1
  Environmental permits

  As far as the Sellers are aware no material operating expenditure is required in order to comply with the Environmental Permits and no capital expenditure is proposed in relation to Environmental Matters in relation to the carrying on of the business of the relevant member of the Group substantially as it is presently carried on.

  26.2
  Compliance

  26.2.1
  As far as the Sellers are aware each member of the Group has complied during its ownership or occupation of the Chatham and Sittingbourne Properties at all times and in all respects with Environmental Laws and there are and have been no acts or omissions of the Company in relation to Environmental Matters which could give rise to fines, penalties, losses, damages, costs, expenses or liabilities or could require any Works;

  26.2.2
  During its ownership or occupation of the Chatham and Sittingbourne Properties no member of the Group is or has been involved in any litigation proceedings, claim or complaint by any person under Environmental Laws, none is threatened and, so far as the Sellers are aware, none is likely to arise. At no time during its ownership of the Chatham and Sittingbourne Properties has any member of the Group received any notice or communication or information alleging any liability in relation to Environmental Matters or that any Works are required or stating or suggesting that there is or might be any pollution, contamination or nuisance at or from the Chatham and Sittingbourne Properties;

    26.2.3
    All environmental audits and other assessments, reviews and reports in the possession or control of any member of the Group relating to the Chatham and Sittingbourne Properties or any of the activities of the members of the Group relating to the Chatham and Sittingbourne Properties have been disclosed in the Disclosure Letter;

    As far as the Sellers are aware no member of the Group has any liability in respect of Environmental Matters arising out of or in connection with any act or omission of any former subsidiary, subsidiary undertaking or former business of any member of the Group in relation to the Chatham and Sittingbourne Properties.

27.
Employment and Benefit Plans

27.1
Details of the jobs and the terms of employment of every employee of each member of the Group and the years of continuous service for redundancy purposes of that employee are set out in the Disclosure Letter.

27.2
Full details of any benefit received by any employee otherwise than in cash, and of any benefit received by any employee in cash which is related to sales, profits, turnover or performance, or which is otherwise variable (other than normal overtime), are set out in the Disclosure Letter.

27.3
Full particulars of the terms of engagement of all consultants, workers and other personnel currently engaged by each member of the Group who are not employees are contained in the Disclosure Letter.

27.4
All contracts of employment and all consultancy arrangements to which any member of the Group is a party (including any contract for services with any individual) can be terminated by three months' notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal).

27.5
No employee or other personnel of any member of the Group has given notice terminating his contract of employment or engagement or is under notice of dismissal and no amount due to or in respect of any employee or other personnel or former employee or personnel of any member of the Group is in arrears and unpaid other than his salary for the month current at the date of this agreement.

27.6
Since the Accounts Date, no change has been made in the emoluments or other terms of engagement of any employee or other personnel of any member of the Group, and no such change, and no negotiation or request for such a change, is due or expected within six months from the date of this agreement.

27.7
There is no dispute between any member of the Group and any trade union or other organisation formed for a similar purpose existing, pending or threatened and there is no collective bargaining agreement or other arrangement (whether binding or not) to which any member of the Group is a party.

27.8
No member of the Group has any outstanding undischarged liability to pay to any governmental or regulatory authority in any jurisdiction any contribution, Taxation or other impost arising in connection with the employment or engagement of personnel by any member of the Group.

27.9
There are no claims threatened or pending against any member of the Group by or in respect of any employee or other personnel or former employee or other personnel in respect of any accident or injury or in relation to any other matter arising from his employment or engagement and there are no circumstances which may result in any dispute involving any of the employees.

27.10
Each member of the Group has complied with the conditions and service of its employees or other personnel and all relevant order and awards made under all legislation affecting the conditions of service of employees.

27.11
Each member of the Group has complied in all material respects with all laws and codes of conduct and practice applicable in the legal jurisdiction relevant to that member of the Group and all applicable European Union Directives applicable to employers and/or employees. There are no facts known to the Sellers which might suggest that there may be any claim against any member of the Group under any applicable employment legislation.

  27.12
  Save for the Executive Personal Pension Plan underwritten by The Prudential Life Assurance Company for Daniel Quirke and Christopher Patrick Lawson, in respect of which all relevant contributions have been made by the Company, no member of the Group is paying, or is under any liability (actual or contingent) to pay or secure (other than by payment of employers' contributions under national insurance or social security legislation), any pension or other benefit on retirement, death or disability or on the attainment of a specified age or on the completion of a specified number of years of service.

28.
The Accounts and Tax

28.1
No member of the Group has any liability in respect of Taxation (whether actual or contingent, but excluding any Taxation arising as a consequence of a change in the law after Completion and having retrospective effect) that is not fully disclosed or provided for in the Accounts and, in particular, has no outstanding liability for:

28.1.1
Taxation in any part of the world assessable or payable by reference to profits, gains, income or distributions earned, received or paid or arising or deemed to arise on or at any time prior to the Accounts Date or in respect of any period starting before the Accounts Date; or

28.1.2
Purchase, value added, sales or other similar Tax in any part of the world referable to transactions effected on or before the Accounts Date that is not provided for in full in the Accounts.

28.2
If all facts and circumstances which are now known to each member of the Group or any of the Sellers had been known at the time the Accounts were drawn up, the provision for deferred Taxation that would be contained in the Accounts would be no greater than the provision which is so contained.

29.
Tax events since the Accounts Date

29.1
Since the Accounts Date:

29.1.1
No member of the Group has declared, made or paid any distribution within the meaning of Taxes Act or any corresponding legislation in any relevant foreign jurisdiction;

29.1.2
No accounting period of any member of the Group has ended;

29.1.3
There has been no disposal of any asset (including trading stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes;

29.1.4
So far as the Sellers are aware, no Event has occurred which will give rise to a Tax liability on any member of the Group calculated by reference to deemed (as opposed to actual) income, profits or gains or which will result in any member of the Group becoming liable to pay or bear a Tax liability directly or primarily chargeable against or attributable to another person, firm or company;

29.1.5
No disposal has taken place or other event occurred which will or may have the effect of crystallising a liability to Taxation which should have been included in the provision for deferred Taxation contained in the Accounts if such disposal or other Event had been planned or predicted at the Accounts Date;

29.1.6
No member of the Group has made any payment or incurred any obligation to make a payment, in either case outside the ordinary course of business, which will not be deductible in computing trading profits for the purposes of corporation Tax or any corresponding Tax in any relevant foreign jurisdiction, or be deductible as a management expense of an investment company;

29.1.7
No member of the Group has been a party to any transaction for which any Tax clearance provided for by statute has been or was required to have been obtained; and

29.1.8
No member of the Group has paid or become liable to pay or acted (directly or through an agent or other representative) in such manner as to incur a liability (or potential liability) to pay any interest or penalty in connection with any Tax or otherwise paid any Tax after its due date for payment or become liable to pay any Tax the due date for payment of which has passed or become prospectively liable to pay any Tax the due date for payment of which will arise in the 30 days after the date of this agreement.

30.
Tax returns, disputes, records and claims, etc.

30.1
Each member of the Group has made or caused to be made all proper returns required to be made, and has supplied or caused to be supplied all information required to be supplied, to any Tax Authority, including (but without limitation) the Inland Revenue and H.M. Customs and Excise.

30.2
There is no dispute or disagreement outstanding nor is any contemplated at the date of this agreement with any Tax Authority, including (but without limitation) the Inland Revenue and H.M. Customs and Excise, regarding liability or potential liability to any tax or duty (including in each case penalties or interest) recoverable from any member of the Group or regarding the availability of any relief from Tax or duty to any member of the Group and there are no circumstances which make it likely that any such dispute or disagreement will commence.

  30.3
  Each member of the Group has sufficient records relating to past Events, including any elections made, to calculate the Tax liability or Relief which would arise on any disposal or on the realisation of any asset owned at the Accounts Date by that company or acquired by any such member since that date but before Completion.

  30.4
  Each member of the Group has duly submitted all claims and disclaimers or withdrawals of claims which are reflected in the Accounts.

  30.5
  The amount of Tax chargeable on any member of the Group during any accounting period ended on or within six years before the Accounts Date has not, to any material extent, depended on any concession, agreement or other formal or informal arrangement with any Tax Authority, including (but without limitation) the Inland Revenue or H.M. Customs and Excise.

  30.6
  No member of the Group has received any notice from any Tax Authority, including (but without limitation) the Inland Revenue, which required or will or may require such member of the Group to withhold tax from any payment made since the Accounts Date or which will or may be made after the date of this agreement.

31.
Installment payments, etc.

31.1
No member of the Group is a "large company" within the meaning of regulation 3 of the Corporation Tax (Installment Payments) Regulations 1998.

32.
Stamp duty and stamp duty reserve tax

32.1
All documents which are required to be stamped and which are in the possession of any member of the Group or by virtue of which any member of the Group has any right have been duly stamped.

32.2
Since the Accounts Date No member of the Group has incurred any liability to stamp duty reserve tax.

32.3
All stamp duty land tax returns required to be filed by any member of the Group have been filed within the appropriate time limits, and all stamp duty land tax payable as a result of any Event which has occurred before Completion has been paid.

33.
Value added tax

33.1
Each member of the Group is registered for the purposes of VAT and has made, given, obtained and kept full, complete, correct and up-to-date returns, records, invoices and other documents appropriate or required for those purposes and is not in arrears with any payments or returns due and such registration is not subject to conditions imposed by or agreed with the relevant Tax Authority.

33.2
Each member of the Group has complied fully with and observed in all material respects the terms of VAT Legislation.

33.3
Each member of the Group obtains credit for all input tax paid or suffered by it.

33.4
No member of the Group is or has been treated as a member of a group for the purposes of VAT Legislation, or has applied for such treatment.

33.5
No member of the Group has been subject under VAT Legislation to any penalty, fine or surcharge, or any warning or notice which could (whether with or without other Events) lead to the imposition of any penalty, fine or surcharge, or has been requested to give any security as a condition of making supplies for the purposes of VAT.

33.6
No member of the Group currently has any overdue liability for VAT.

34.
Tax on disposal of assets

34.1
On a disposal of all its assets by any member of the Group for:

34.1.1
in the case of each asset owned by that member of the Group at the Accounts Date, a consideration equal to the value attributed to that asset in preparing the Accounts; or

34.1.2
in the case of each asset acquired since the Accounts Date, a consideration equal to the consideration given for the acquisition then either:

            34.1.2.1 in respect of any asset falling within 34.1.1 above, the liability to Tax (if any) which would be incurred by that member of the Group in respect of that asset would not exceed the amount taken into account in respect of that asset in computing the maximum liability to deferred Taxation as stated in the Accounts; or

            34.1.2.2 in respect of any asset within 34.1.2 above, no tax liability would be incurred by that member of the Group in respect of that asset.

35.
Distributions

35.1
Since its date of incorporation No member of the Group has made any repayment of share capital to which section 210(1) Taxes Act, or any similar legislation of a foreign jurisdiction, applies or issued any share capital or other security as paid up otherwise than by the receipt of new consideration.

36.
Close company

36.1
The Company is a close company as defined in Tax Act.

36.2
The Company does not have outstanding any loan to which the provisions of section 419 Taxes Act would apply (loans to participators etc.).

36.3
The Company is not, nor has at any time been a close investment-holding company as defined in section 13A Taxes Act.

36.4
The Company has not issued a relevant discounted security to which paragraph 18 of Schedule 9 to the Finance Act 1996 may apply.

37.
Non-deductible revenue outgoings

No member of the Group is under any obligation to make any future payment outside the ordinary course of business which will be prevented (whether on the grounds of being a distribution or for any other reason) from being deductible for corporation tax purposes, or any corresponding Tax in any relevant foreign jurisdiction.

38.
Deductions and withholdings

Each member of the Group has made all deductions in respect, or on account, of any Tax from any payments made by it which it is obliged to make and has accounted in full to the appropriate authority for all amounts so deducted.

39.
Residence

The country which is given in Schedule 6 (Basic information about the Company) or Schedule 7 (Basic Information about the Subsidiaries and Associated Companies) as the tax residence of the Company or any other member of the Group is the only country whose tax authorities seek to charge tax on the worldwide profits or gains of that member of the Group and no member of the Group has ever paid tax on income profits or gains to any tax authority in any other country except that mentioned in Schedule 6 (Basic information about the Company) or Schedule 7 (Basic information about the Subsidiaries and Associated Companies).

40.
Group arrangements

40.1
The Company is the beneficial owner of all the shares in each member of the Group and no such shares are held such that any profit on the sale of those shares would be a trading receipt.

40.2
No member of the Group has received any payment in respect of a surrender of group relief or of a tax refund which could, in any circumstances, be due to be repaid to any company other than another member of the Group.

40.3
No member of the Group has entered into any arrangements with the Inland Revenue within the meaning of section 36 Finance Act 1998.

41.
Demerger

No member of the Group has been concerned in an exempt distribution (as defined in section 214(4) Taxes Act or any similar legislation in any relevant foreign jurisdiction).

42.
Non-arm's length transactions

No member of the Group is or has ever been a party to any transaction or arrangement under which it may be required to pay for any asset or services or facilities of any kind an amount which is in excess of the market value of that asset or services or facilities or will receive any payment for any asset or services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or services or facilities.

Schedule 3
Sellers' limitations on liability

1.
The Purchaser shall not be entitled to damages in respect of any claim or claims under any of the Warranties unless the amount of each Substantiated claim exceeds $1000 and unless and until the aggregate amount of all Substantiated claims exceeds $250,000 (but if this amount is exceeded, the Seller's liability shall be for the total amount of the claims and shall not be limited to the excess).

  For these purposes, "Substantiated" means a claim which is admitted by the Sellers or proved in a court of competent jurisdiction.

2.
In any event, the total aggregate liability of the Sellers under or in accordance with this agreement, the Warranties or otherwise shall not exceed a sum equal to the Consideration (as adjusted) and the individual liability of the Sellers shall be with respect to each of them their Relevant Portion.

3.
No claim shall be brought against the Sellers in respect of any breach of the Warranties (save in respect of any claim for breach of those Warranties given by the Sellers as set out in paragraphs 1, 2, 3.1, 3.2 and 3.8 of Schedule 2 which claim may be bought at any time after Completion and shall not be subject to the thresholds set out in paragraphs 1 of this Schedule 3), and no claim shall be brought against the Sellers under the tax Covenant unless the Purchaser shall have given to the Seller written notice of the claim specifying (in reasonable detail) the matter which gives rise to the breach or claim, its nature and the amount claimed:

(a)
on or before the 7th anniversary of the Completion Date in respect of claims relating to Taxation;

(b)
on or before the 7th anniversary of the Completion Date in respect of claims relating to Environmental matters; and

(c)
on or before the date which is 2 years and 5 days after the Completion Date in respect of any other matters.

  and the liability of the Sellers for the claim specified in such notice shall, except in respect of claims relating to Taxation where the relevant period for the purposes of this paragraph 3 shall be 21 months, absolutely determine and cease unless (i) the amount payable in respect of the relevant claim has been agreed by the Sellers within 9 months of the date of such written notice, or (ii) the Purchaser has instituted legal proceedings against the Sellers in respect of such claim by due service of process on the Sellers within 9 months of the date of such written notice.

4.
If the Purchaser is entitled to claim under any policy of insurance in respect of any matter which would give rise to a breach of the Warranties, then no matter of this nature shall be the subject of a claim under the Warranties unless and until the Purchaser shall have made a claim against its insurers. Any insurance claim shall then reduce any claims for breach of the Warranties by the amount recovered (less all reasonable costs and expenses incurred by the Purchaser recovering that sum from its insurers) or extinguish the claim.

5.
Where the Purchaser is at any time entitled to recover from some other person any sum in respect of any matter giving rise to a claim under the Warranties, the Purchaser shall take all necessary steps to enforce recovery before making a claim against the Sellers.

6.
In the event that the Purchaser shall recover any amount from another person, in accordance with paragraph 5 the amount of the claim against the Sellers shall then reduce by the amount recovered (less all reasonable costs and expenses incurred by the Purchaser recovering that sum from the other person) or extinguish the claim.

7.
If the Sellers pay at any time to the Purchaser an amount pursuant to a claim in respect of the Warranties and the Purchaser subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to this claim, the Purchaser shall take all reasonable steps to enforce such recovery, and shall repay to the Sellers as soon as possible so much of the amount paid to the Purchaser as does not exceed the sum recovered from such other person (less all reasonable costs and expenses incurred by the Purchaser recovering that sum from the other person).

8.
The Sellers shall not be liable for any claim under the Warranties to the extent that such claim (i) relates to matters fairly disclosed in the Disclosure Letter, and/or (ii) relates to any matter specifically and fully provided for in the Accounts and/or the Completion Accounts, and/or (iii) arises as a consequence of any change in the law arising after Completion (whether or not it has retrospective effect).

Schedule 4
Tax Covenant

1.
In this Schedule, the following definitions shall have the following meanings:

"Event"	includes (without limitation) the winding up or dissolution of any person, and any act, transaction or omission whatsoever, and any reference to an Event occurring on or before a particular date shall include Events which for Tax purposes are deemed to have, or are treated or regarded as having, occurred on or before that date.
"Relevant Distribution"	has the meaning given to it in the Shadow ACT Regulations.
"Relief"
includes, unless the context otherwise requires, any allowance, credit, deduction, exemption or set-off in respect of any Tax or relevant to the computation of any income, profits or gains for the purposes of any Tax, or any other saving of Tax, and: (a) any reference to the use or set off of Relief shall be construed accordingly and shall include use or set off in part; and (b) any reference to the loss of a Relief shall include the absence or non-existence of any such Relief, or to such Relief being available only in a reduced amount in which case the loss shall refer only to such reduced amount.
"Repayment" of Tax"
includes any repayment supplement or interest in respect of Tax, and any reference to loss of a right to Repayment of Tax includes its non-existence, reduction or cancellation and to set off shall include a set off in part.
"Tax"
includes (without limitation) corporation tax, income tax (including income tax or amounts on account of income tax required to be deducted or withheld from or accounted for in respect of any payment), capital gains tax, inheritance tax, value added tax, national insurance contributions, stamp duty, stamp duty land tax and stamp duty reserve tax, duties of customs and excise, petroleum revenue tax, rates, all taxes, duties or charges replaced by or replacing any of them, and all other taxes on gross or net income, profits or gains, distributions, receipts, sales, use, value added and all levies, imposts, duties, charges or withholdings in the nature of taxation, and any payment whatsoever which the relevant person is bound to make to any person as a result of the discharge by that person of any tax which the relevant person has failed to discharge, together with all penalties, charges and interest relating to any of the foregoing or to any late or incorrect return in respect of any of them, and regardless of whether any such taxes, levies, duties, imposts, charges, withholdings, penalties and interest are chargeable directly or primarily against or attributable directly or primarily to the relevant person or any other person and of whether any amount in respect of any of them is recoverable from any other person.

"Tax Claim"
means: (a) the issue of any notice, demand, assessment, letter or other document by or on behalf of any Tax Authority or the imposition of any withholding of or on account of Tax; or (b) the preparation or submission of any notice, return, assessment, letter or other document by the Purchaser, the Company, any Subsidiary or any other person, from which it appears that a Tax Liability has been incurred by or will be imposed on the Company or any Subsidiary.
"Tax Liability"
means both a liability of the Company or any Subsidiary to make or suffer an actual payment of Tax (or an amount in respect of Tax) and also: (a) the loss, or the use or set off against income, profits or gains earned, accrued or received on or before Completion, of any Relief which arises or would but for such loss have arisen in respect of an Event occurring or period ending on or before Completion which would (were it not for the said loss, use or set off) have been available to the Company or any Subsidiary following Completion and which was taken into account in computing the provision for deferred tax in the Completion Accounts or in eliminating such provision, or was taken into account as an asset in the Completion Accounts; (b) (the use or set off of any Relief which arises in respect of an Event occurring or period ending after Completion in circumstances where, but for such use or set off, the Company or any Subsidiary would have had an actual Tax Liability in respect of which the Purchaser would have been able to make a claim against a Seller under this Schedule; and (c) the loss by the Company or a Subsidiary of a right to Repayment of Tax which right was taken into account as an asset in preparing the Completion Accounts, or the set off of any right to Repayment of Tax against any actual Tax Liability in respect of which the Purchaser would, but for that set off, have been able to make a claim against a Seller under this Schedule; and, in any case falling within any of paragraphs (a), (b) and (c) above, the amount that is to be treated for the purposes of this Schedule as a Tax Liability of the Company or the Subsidiary shall be determined as follows: (i) in a case which falls within paragraph (a) or (b) above and where the relief that is the subject of the loss or which is used or set off as mentioned in those paragraphs is a deduction from or offset against Tax, the Tax Liability shall be the amount of that Relief so lost, used or set off; (ii) in a case which falls within paragraph (a) or (b) above and where the Relief that is the subject of the loss or which is used or set off as mentioned in those paragraphs is a deduction from or offset against income, profits or gains, the Tax Liability shall be, in the case of a Relief which is used or set off, the amount of Tax saved thereby and, in the case of a Relief which is lost, the amount of Tax which but for such loss would have been saved by virtue of the Relief so lost, ignoring for this purpose the effect of Reliefs (other than deductions in computing profits for the purpose of Tax) arising in respect of an Event occurring or period ending after the Completion Date; and (iii) in a case which falls within paragraph (c) above, the Tax Liability shall be the amount of the repayment that would have been obtained but for the loss or setting off mentioned in that sub-paragraph.

  1.1
  Any reference to income, profits or gains "earned, accrued or received" on or before a particular date or in respect of a particular period shall include income, profits or gains which for Tax purposes are deemed to have been or are treated or regarded as earned, accrued or received on or before that date or in respect of that period.

  1.2
  Any reference to something occurring (including a Tax Liability arising) in "the ordinary course of business" shall, without prejudice to the generality thereof, be deemed not to include: (a) anything which involves, or leads directly or indirectly to, the receipt by the Company or either Subsidiary of a Tax Claim in respect of any liability to Tax of, or properly attributable to, another person, firm or company; (b) anything which relates to or involves the supply of services (including the lending of money, or the hiring or licensing of tangible or intangible property) in a transaction which is not entered into on arm's length terms; (c) anything which relates to or involves the making of a distribution for Tax purposes, the creation, cancellation or re-organisation of share or loan capital, the creation, cancellation or repayment of any intra-group debt or any company becoming or ceasing or being treated as ceasing to be a member of a group of companies or as becoming or ceasing to be associated or connected with any other company for any Tax purposes; or (d) anything which relates to a transaction or arrangement which includes, or a series of transactions or arrangements which includes, any step or steps having no commercial or business purpose apart from the reduction, avoidance or deferral of a Tax Liability.

  1.3
  Persons shall be treated as "connected" for the purposes of this Schedule if they are connected within the meaning of section 839 of the Taxes Act.

  1.4
  Any reference to an Event occurring on or before Completion shall be deemed to include a series or combination of Events the first of which occurred on or before Completion provided that such Events as shall have occurred after Completion shall have occurred in the ordinary course of business of the Company.

  1.5
  Any stamp duty which is charged or chargeable on any document executed prior to Completion which is necessary to establish the title of the Company or any Subsidiary to any asset or in the enforcement or production of which the Company or any Subsidiary is interested shall be deemed, together with any interest, fines or penalties relating to such stamp duty, to be a liability of the Company or any Subsidiary to make an actual payment of Tax.

  1.6
  The rule known as the ejusdem generis rule shall not apply and accordingly: (a) general words shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things; and (b) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

  1.7
  In this Schedule, unless the context otherwise requires:

  1.7.1
  references to "persons" includes individuals, bodies corporate (wherever incorporated), unincorporated associations and partnerships;

  1.7.2
  the headings are inserted for convenience only and do not affect the construction of this Schedule;

  1.7.3
  references to one gender includes all genders;

  1.7.4
  any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted;

  1.7.5
  references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept is, in respect of any jurisdiction other than England, deemed to include the legal concept or term which most nearly approximates in that jurisdiction to the English legal term.

2.
Covenant to Pay

The Sellers hereby covenant with the Purchaser (for itself and as trustee for its successors in title) to pay to the Purchaser, so far as possible by way of adjustment to the consideration for the sale of the Shares, an amount equivalent to:

2.1
any Tax Liability arising in respect of, by reference to or in consequence of:

2.1.1
any income, profits or gains earned, accrued or received on or before the Completion; and

2.1.2
any Event which occurs or occurred on or before the Completion; and

2.1.3
any failure to discharge or default in discharging any of the Sellers obligations under paragraph 7, including any failure to meet any relevant time limit;

2.2
any Tax Liability which the Company or any Subsidiary is or becomes required to discharge by virtue of its relationship with any person (other than the Company or any Subsidiary) at any time before the Completion.

3.
Exclusions

The covenant contained in paragraph 2.1 shall not cover any Tax Liability to the extent that:

3.1
provision in respect of that Tax Liability has been made in the Accounts or the Completion Accounts; or

3.2
the Tax Liability arises in respect of or by reference to any income, profits or gains earned in respect of the period, or any Event occurring, between the Last Accounts Date and the Completion and which arises in the ordinary course of business of the Company or the

    Subsidiary to which the Tax Liability relates, provided that this exclusion shall not apply to the extent that:

    3.2.1
    the Tax Liability comprises interest or penalties arising by virtue of an underpayment of Tax prior to Completion, insofar as such underpayment is an underpayment having regard to circumstances existing and Events occurring prior to Completion; or

    3.2.2
    the Event in question is the making of a relevant distribution; or

  3.3
  the Tax Liability arises or is increased as a result only of any increase in rates of Tax which is announced and comes into force after Completion with retrospective effect or of any change in law or published practice or the withdrawal of any extra statutory concession by and Tax Authority which is announced and comes into force after the Completion with retrospective effect.

  3.4
  recovery (less costs and expenses) has been made by the Purchaser by way of a Warranty claim in respect of the same matter; or

  3.5
  the Tax Liability would not have arisen but for a voluntary act or transaction carried out by the Purchaser or any member of the Group after Completion otherwise than in the ordinary course of business or otherwise than pursuant to a legally binding obligation created on or prior to Completion, where in either such case such act or transaction was carried out without the consent of the Sellers and the Purchaser knew or (had it taken appropriate professional advice) ought reasonably to have known that a Tax Liability would arise; or

  3.6
  the Tax Liability is for stamp duty or stamp duty reserve tax payable on the transfer or agreement to transfer the Shares pursuant to this Agreement; or

  3.7
  the Tax Liability has been made good or otherwise compensated for at no expense to the Purchaser or any member of the Group; or

  3.8
  the Tax Liability is attributable to the Company and/or any member of the Group ceasing, from or after Completion, to be entitled to rates or corporation tax and/or capital allowances and/or other Reliefs that are for smaller companies and to which the Group was entitled prior to Completion; or

  3.9
  the Tax Liability arises or is increased by a voluntary act or transaction carried out by the Purchaser or any member of the Group after Completion that results in any installment of corporation tax paid prior to Completion being insufficient.

4.
Costs and Expenses

  The covenant contained in this Schedule shall extend to all reasonable costs and expenses properly incurred by the Purchaser, the Company or any Subsidiary in connection with a successful claim under this Schedule or in connection with the subject matter of any such claim, including in connection with any action taken as referred to in paragraph 6 and any satisfaction or settlement of a Tax Liability in accordance with that paragraph.

5.
Withholdings

All sums payable by the Sellers under this Schedule shall be paid free and clear of all deductions or withholdings unless the deduction or withholding is required by law, in which event the Sellers shall pay such additional amount as shall be required to ensure that the net amount received by the Purchaser under this Schedule will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.

6.
Tax on Covenant Payments

If any Tax Authority brings into charge to Tax any sum paid to the Purchaser under this Schedule (including in circumstances where any Relief is available in respect of such charge to Tax), then the Sellers shall pay such additional amount as shall be required to ensure that the total amount paid, less the Tax chargeable on such amount (or that would be so chargeable but for such Relief), is equal to the amount that would otherwise be payable under this Schedule.

7.
Notification of Claims and Conduct of Disputes

7.1
If the Purchaser becomes aware of any Tax Claim relevant for the purposes of this Schedule, the Purchaser shall give, or shall procure that notice of that Tax Claim is given, to the Sellers and shall (subject to paragraphs 7.2 and 7.3) take (or shall procure that the Company or the relevant Subsidiary shall take) such action as the Sellers may reasonably request to dispute, resist, appeal, compromise or defend the Tax Claim and any adjudication in respect thereof.

7.2
The Purchaser shall not be required to take any action pursuant to paragraph 7.1:

7.2.1
unless the Purchaser and the Company or the Subsidiary concerned is each promptly indemnified to the Purchaser's reasonable satisfaction by the Sellers against all losses, costs, damages and expenses that are or may be thereby incurred; or

7.2.2
if, in the Purchaser's reasonable opinion, the action is likely to affect adversely either the future liability of the Purchaser, the Company or the Subsidiary concerned to Tax or the business or financial interests of any of them or of any person connected with any of them.

7.3
If the Sellers do not request the Purchaser to take any appropriate action within 21 days of notice to the Sellers, or no action is required to be taken by virtue of any of the provisions of paragraph 7.2, the Purchaser shall be free to satisfy or settle (or to allow the Company or the Subsidiary concerned to satisfy or settle) the relevant Tax Liability on such terms as it may in its absolute discretion think fit.

8.
Due Date of Payment and Interest

8.1
Where a claim under this Schedule relates to a liability to make or suffer an actual payment or increased payment of Tax, the Sellers shall pay to the Purchaser the amount claimed under this Schedule in respect thereof on or before the date which is the later of the date ten Business days after demand is made therefor under this Schedule and the fifth Business Day prior to:

8.1.1
in the case of Tax in respect of which there is no provision for payment by installments, the latest date on which the Tax in question can be paid to the relevant Tax Authority in order to avoid a liability to interest or penalties accruing; or

8.1.2
in the case of Tax in respect of which there is provision for payment by installments, each date on which an installment of such Tax becomes payable (and so that on each such date an appropriate proportion of the amount claimed shall be paid, such proportion to be notified by the Purchaser to the Sellers at least five Business days prior to each such date);

8.1.3
provided, that, if the date on which Tax to which this clause applies can be recovered is deferred following application to the appropriate authority and the Sellers indemnify and secure the Purchaser, the Company and the Subsidiary concerned to the Purchaser's reasonable satisfaction in accordance with paragraph 7.2, the date for payment by the Sellers shall be the earlier of the date on which the Tax becomes recoverable by the relevant Tax Authority (notwithstanding any initial deferral) and such date when the amount of Tax is finally and conclusively determined. For this purpose, an amount of Tax shall be deemed to be finally determined when, in respect of such amount, an agreement under section 54 of the Taxes Management Act 1970 or any legislative provision corresponding to that section is made or a decision of a court or tribunal is given from which either no appeal lies or in respect of which no appeal is made within the prescribed time limit.

  8.2
  Where a claim under this Schedule relates to the loss or set off of a right to a Repayment of Tax, the Sellers shall pay to the Purchaser the amount claimed under this Schedule in respect thereof on or before the date which is the later of the date ten Business days after demand is made therefor under this Schedule and the date when such repayment would have been due were it not for such loss or setting off.

  8.3
  Where a claim under this Schedule relates to the loss, use or set off of any Relief, the Sellers shall pay to the Purchaser the amount claimed under this Schedule in respect thereof on or before the date which is the later of the date ten Business days after demand is made therefor under this Schedule, and:

  8.3.1
  in the case of a Relief which is used or set off, the date or dates referred to in paragraph 8.1(a) or (b) that would have applied to the Tax saved by the use or set off of the Relief if that Tax had been payable; or

  8.3.2
  in the case of a Relief which is lost, the date or dates referred to in paragraph 8.1(a) or (b) that apply to the Tax which but for such loss would have been saved by virtue of such Relief, ignoring for this purpose the effect of Reliefs (other than deductions in computing profits for the purposes of Tax) arising in respect of an Event occurring or period ending after the Completion.

  8.4
  Paragraphs 8.1 to 8.3 shall apply to any additional amount payable under paragraphs 4, 5 and 6 so that such amount shall be paid on the later of the date ten Business days after demand is made therefor by or on behalf of the claimant and such other date or dates determined under paragraphs 8.1 to 8.3 in relation to the Tax, right to Repayment of Tax or Relief to which the claim under paragraph 2 in respect of which such additional amount is due, relates.

  8.5
  Any sum not paid by the Sellers on the due date for payment specified in this paragraph 8 shall bear interest (which shall accrue from day to day after as well as before any judgment for the same) at the rate of 3 per cent. per annum over the base rate of Barclays Bank Plc (or in the absence of such rate at such similar rate as the Purchaser shall select) from the due date to and including the day of actual payment of such sum, compounded quarterly. Such interest shall be paid on the demand of the Purchaser.

9.     Recovery from Third Parties

  9.1
  If any payment is made by the Sellers under this Schedule in full discharge of a liability which arises under this Schedule in respect of a Tax Liability and the Purchaser, the Company or the Subsidiary concerned subsequently receives or becomes entitled to receive from any person other than the Purchaser, the Company or the Subsidiary concerned or any person connected with any of them a payment or Relief in respect of the Tax Liability in question (which payment or Relief is received by virtue of a legal right), the Purchaser shall pay to the Sellers an amount equal to the amount received or the amount that the Purchaser, the Company or the Subsidiary concerned will save by virtue of the receipt of the Relief (less the amount of all costs and expenses in obtaining such payment or Relief, and net of any Tax payable on the amount received or that would have been payable but for the use or set off of any Relief) to the extent that the payment to the Sellers does not exceed the payment originally made by the Sellers (net of any Tax suffered thereon), and to the extent that the right to such payment or Relief is not prejudiced thereby. To the extent that the payment or Relief exceeds the payment originally made by the Sellers, such excess shall be carried forward and set off against any future liability of the UK Tax Warrantors under this Schedule.

  9.2
  Where the Purchaser, the Company or the Subsidiary concerned receives a Relief as referred to in paragraph 9.1, a payment shall not be made to the Sellers before the date on which the

    Tax that would have been payable but for the Relief would have become recoverable by the appropriate Tax Authority, and shall not be made to the extent that, but for the use of such Relief the Company or the Subsidiary concerned would have had an actual Tax Liability in respect of which the Purchaser would have been able to make a claim against the Sellers under this Schedule.

10.   Secondary Liabilities

  10.1
  Subject to paragraph 10.3 below, the Purchaser undertakes that it shall, and shall procure that the Company or the Subsidiary concerned shall discharge any Tax Liability to the extent that failure on the part of the Company or the Subsidiary concerned to discharge that Tax Liability would give rise to a liability for the Sellers (or any company of which it has control) to discharge that tax under the provisions imposing secondary liabilities under the Corporation Tax Acts (as defined in Section 831(1)(a) Taxes Act).

  10.2
  Subject to paragraph 10.3 below, the Purchaser covenants with the Sellers that, to the extent that the Sellers (or any company of which it has control) are assessed to Tax under the provisions imposing secondary liabilities under the Corporation Tax Acts (as defined in Section 831(1)(a) Taxes Act) as a result of the Purchaser, the Company or the Subsidiary concerned failing to discharge a Tax Liability referred to in paragraph 8.1 above, they shall indemnify the Sellers in respect of any payments made by the Sellers (or any company of which it has control) to discharge that assessment.

  10.3
  Paragraphs 10.1 and 10.2 above shall not apply to a Tax Liability referred to in paragraph 8.1 to the extent that it is an obligation of which the Sellers are liable under this Schedule.

11.   Savings

  If (at the request and expense of the Sellers) the auditors of the Company for the time being determine that the company has obtained a Saving as a consequence of any payment made by the Sellers in accordance with the Tax Covenant, the Purchaser will as soon as reasonably practicable thereafter repay to the Sellers the lesser of: (i) the amount of the Saving less any costs incurred in connection therewith by the Company or the Purchaser; and (ii) the amount paid by the Sellers in accordance with the Tax Covenant that gave rise to the Saving less any part of that amount previously repaid to the Sellers under any provision of the Tax Covenant or otherwise.

12.   Over-Provision

  12.1
  If (at the request and expense of the Sellers) the auditors of the Company for the time being determine that any provision for Tax in the Completion Accounts has provided to be an over-provision then the amount of such over-provision shall be dealt with in accordance with paragraph 12.2.

  12.2
  Where it is provided under paragraph 12.1 that any amount (a "Relevant Amount") is to be dealt with in accordance with this paragraph 12.2);

  12.2.1
  the relevant Amount shall be first set off against any payment then due from the Sellers under the Tax Covenant; and

  12.2.2
  to the extent that there is an excess a refund shall be made to the Sellers of any previous payment or payments made by the Sellers under the tax Covenant and not previously repaid to the Sellers under any provision of the Tax Covenant or otherwise up to the amount of such excess; and

    12.2.3
    to the extent that the excess referred to in sub-paragraph 12.2.2 is not exhausted, the remainder of that excess shall be carried forward and set off against any future payment or payments that become due from the Sellers under the Tax Covenant.

13.   Corporation Tax Returns

  13.1
  The Sellers or their duly authorised agents shall at the cost and expense of the Company prepare the corporation tax returns and computations of each member of the Group for the accounting period ended 31 December 2004 and shall submit them to the Purchaser or its duly authorised agents for review at least 30 days prior to the date they are due for filing.

  13.2
  The Seller shall incorporate such amendments to such returns and computations as the Purchaser or their agents reasonably consider to be necessary, provided that if there is any dispute as to whether any amendment is necessary Messrs Beak Kemmenoe, Chartered Accountants, of 1-3 Manor Road, Chatham, Kent RH2 0AD shall determine whether such amendments are necessary and their decision shall be final and binding on the parties.

  13.3
  The Purchaser shall (at its cost and expense) provide the Sellers with all such assistance as may reasonably be required in preparing such tax returns and computations, and will procure that each relevant member of the Group will promptly sign and submit such tax returns and computations to the relevant Taxation Authority.

14.   Assignment

  14.1
  The rights and obligations under this Schedule may be transferred only with the written consent of the other party; provided, however, that the Purchaser may assign this Schedule or any of its rights hereunder to an Affiliate without such consent. This Schedule shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and permitted assigns.

Schedule 5
Ownership of the Shares

        Name and address of, and numbers of Shares beneficially owned by, each of the Sellers:

Full name	Number of Shares owned	Percentage owned	Consideration Payable ($)
Philip Jan Chowienczyk	28,253	28.3	11,037,034
Ann Margaret Lawson	14,114	14.1	5,513,634
Christopher Patrick Lawson	14,139	14.1	5,523,401
Daniel Quirke	28,332	28.3	11,067,895
Daniel Quirke and Jacqueline Elaine Linda Quirke (joint holders, as Trustees of the Daniel Quirke Childrens' Settlement No.1)	5,081	5.1	1,984,893
Jacqueline Elaine Linda Quirke	10,081	10.1	3,938,143

Total	100,000	100	39,065,000

Schedule 6
Basic information about the Company

1.	Registered number	: 01761018
2.	Date of incorporation	: 12 October 1983
3.	Place of incorporation	: England
4.	Address of registered office	: Quayside, Chatham Maritime, Chatham, Kent ME4 4QY
5.	Authorised share capital	: £100,000
6.	Issued share capital	: 100,000 ordinary shares of £1.00 each
7.	Loan capital	: None
8.	Directors:	:
	Full name	Usual residential address	Nationality
	Philip Jon Chowienczyk	6 Grotes Place London SE3 0QH	British
	Christopher Patrick Lawson	234 City Way Rochester, Kent ME1 2BN	British
	Daniel Quirke	167 Maidstone Road Chatham, Kent ME4 4JQ	British
9.	Secretary:
	Full name	Usual residential address
	Jacqueline Elaine Linda Quirke	167 Maidstone Road Chatham, Kent ME4 4JQ
10.	Accounting reference date	: 31 December
11.	Auditors	: Beak Kemmenoe
12.	Tax residence	: UK

Schedule 7
Basic information about the Subsidiaries and Associated Companies

1.	Subsidiaries
	1.1	MicroGas Limited
		1.1.1	Registered number	: 03746555
		1.1.2	Date of incorporation	: 7 April 1999
		1.1.3	Place of incorporation	: England
		1.1.4	Address of registered office	: Quayside, Chatham Maritime, Chatham, Kent ME4 4QY
		1.1.5	Authorised share capital	: £100,000
		1.1.6	Issued share capital	: 100 ordinary shares of £1.00 each
		1.1.7	Loan capital	: None
		1.1.8	Members:
			Full name	Registered address	Number of shares held
			MicroMedical Limited	Quayside, Chatham Maritime, Chatham, Kent ME4 4QY	100
		1.1.9	Directors:
			Full name	Usual residential address	Nationality
			Keith Charles Stoddart	24 Durham Road Wigmore Gilligham, Kent ME8 8JW	British
		1.1.10	Secretary:
			Full name	Usual residential address
			Sarah Louise MacKin	8 Windyridge, Dorland, Gillingham Kent, ME7 3BB
		1.1.11	Accounting reference date	: 31 December
		1.1.12	Auditors	: None
		1.1.13	Tax residence	: UK
	2.1	MicroPulse Limited
		2.1.1	Registered number	: 03989663
		2.1.2	Date of incorporation	: 10 May 2000
		2.1.3	Place of incorporation	: England
		2.1.4	Address of registered office	: Quayside, Chatham Maritime, Chatham, Kent ME4 4QY
		2.1.5	Authorised share capital	: £100,000
		2.1.6	Issued share capital	: 100 ordinary shares of £1.00 each
		2.1.7	Loan capital	: None

	2.1.8	Members:
		Full name	Registered address	Number of shares held
		MicroMedical Limited	Quayside, Chatham Maritime, Chatham, Kent ME4 4QY	100
	2.1.9	Directors:
		Full name	Usual residential address	Nationality
		Daniel Quirke	167 Maidstone Road Chatham, Kent ME4 4JQ	British
		Christopher Patrick Lawson	234 City Way Rochester, Kent ME1 2BN	British
	2.1.10	Secretary:
		Full name	Usual residential address	Nationality
		Christopher Patrick Lawson	234 City Way Rochester, Kent ME1 2BN	British
	2.1.11	Accounting reference date	: 31 December
	2.1.12	Auditors	: None
	2.1.13	Tax residence	: UK
3.1	PulseTrace Limited
	3.1.1	Registered number	: 03986021
	3.1.2	Date of incorporation	: 4 May 2000
	3.1.3	Place of incorporation	: England
	3.1.4	Address of registered office	: Quayside, Chatham Maritime, Chatham, Kent ME4 4QY
	3.1.5	Authorised share capital	: £100,000
	3.1.6	Issued share capital	: 100 ordinary shares of £1.00 each
	3.1.7	Loan capital	: None
	3.1.8	Members:
		Full name	Registered address	Number of shares held
		MicroMedical Limited	Quayside, Chatham Maritime, Chatham, Kent ME4 4QY	100
	3.1.9	Director:
		Full name	Usual residential address	Nationality
		Daniel Quirke	167 Maidstone Road Chatham, Kent ME4 4JQ	British

			Christopher Patrick Lawson	234 City Way Rochester, Kent ME1 2BN	British
		3.1.10	Secretary:
			Full name	Usual residential address	Nationality
			Christopher Patrick Lawson	234 City Way Rochester, Kent ME1 2BN	British
		3.1.11	Accounting reference date	: 31 December
		3.1.12	Auditors	: None
		3.1.13	Tax residence	: UK
	4.1	MicroMedical Deutschland GmbH
		4.1.1	Registered number	: Unknown
		4.1.2	Date of incorporation	: 11 January 2001
		4.1.3	Place of incorporation	: Hamburg, Germany
		4.1.4	Address of registered office	: Kieler Str. 675,22527
Hamburg
		4.1.5	Authorised share capital	: Unknown
		4.1.6	Issued share capital	: EUR 25.000 (as at the date of incorporation)
		4.1.7	Loan capital	: Unknown
		4.1.8	Members:
			Full name	Registered address	Number of shares held
			Micro Medical Limited	Quayside, Chatham Maritime, Chatham, Kent ME4 4QY	100%
		4.1.9	Director:
			Full name	Usual residential address	Nationality
			Daniel Quirke	167 Maidstone Road Chatham, Kent ME4 4JQ	British
			Alfred Muller	Mergenthalerweg 7b 22523 Hamburg, Germany	German
		4.1.10	Accounting reference date	: 31 December
		4.1.11	Auditors	: Knuppel & Partner
Kieler Strape 707
22527 Hamburg, Germany
		4.1.12	Tax residence	: United Kingdom
1.	Associated Companies
PT Medical BV
		1.1.1	Registered number	: Unknown
		1.1.2	Date of incorporation	: 3 May 2000

1.1.3	Place of incorporation	: Gemeente, Leek, Netherlands
1.1.4	Address of registered office	: Lorentzpark 12, 9351 VJ Leek
1.1.5	Authorised share capital	: EUR 90.756,04
1.1.6	Issued share capital	: EUR 18.151,21
1.1.7	Loan capital	: Unknown
1.1.8	Members:
	Full name	Registered address	Number of shares held
	Micro Medical Limited	Quayside, Chatham Maritime, Chatham, Kent ME4 4QY	40% of shares
	Other members unknown		60% of shares
1.1.9	Director:
	Full name	Usual residential address	Nationality
	Jos Plenter	Zwaluwstraat 32, 9331KG Norg	Dutch
1.1.10	Accounting reference date	: Unknown
1.1.11	Auditors	: Unknown
1.1.12	Tax residence	: Netherlands

Schedule 8
Property

PART A
Relevant Properties

1.     Freehold Properties with registered titles

Registered proprietor (owner)	Title number	Nature of title	Short description	Use
NONE

2.     Freehold Properties with unregistered titles

Estate owner	Date of conveyance to estate owner	Parties	Short description	Use
NONE

3.     Leasehold Properties with registered titles

Registered proprietor (owner)	Title number	Nature and Date of title lease	Parties	Term	Current rental	Short description	Use
NONE

4.     Leasehold Properties with unregistered title

Present lessee (owner)	Date of lease	Parties	Term	Current rental	Short description	Use
MICRO MEDICAL LIMITED	N/A	TRADETEAM LIMITED(1) AND MICRO MEDICAL LIMITED(2)	MONTHLY PERIODIC TENANCY		OFFICE 13 AND 14 AT NUTSEY LANE TOTTON SOUTHAMPTON	OFFICES
MICRO MEDICAL LIMITED	17 DECEMBER 2003	LESLEY MARY DUCKITT & JOHN ANTHONY PIPER(1) AND MICRO MEDICAL LIMITED(2)	MONTHLY LICENCE (2 MONTHS NOTICE REQUIRED TO TERMINATE)	£895 PLUS VAT PER MONTH	OFFICE 1 THE OLD VICARAGE CASTLE DONINGTON DERBYSHIRE	OFFICES
MICROGAS LTD	1 JULY 2000	DENCORA PROPERTIES LIMITED(1) AND MICROGAS LTD(2)	TENANCY AT WILL	£278.85 PER WEEK	94/13 TO 17 INNOVATION BUILDINGS SITTINGBOURNE RESEARCH CENTRE SITTINGBOURNE KENT ME9 8HL	OFFICES
TIM SUTTON	1 JANUARY 2003	BASSETLAW DISTRICT COUNCIL(1) AND KEITH STODDART(2)	TENANCY AT WILL	£1,200 PER ANNUM	UNIT NUMBER 16 (OFFICE SUITE 1) OLD BREWERY YARD KILTON ROAD WORKSOP	OFFICES
MICROMEDICAL LIMITED	14 NOVEMBER 2003	MR R SUTTON(1) AND MICRO MEDICAL LIMITED(2)	6 YEARS FROM 14 NOVEMBER 2003	£13,750 (SUBJECT TO REVIEW) PER ANNUM	UNIT A1 LAKESIDE PARK NEPTUNE WAY ROCHESTER KENT	WAREHOUSE FOR STORAGE AND DISTRIBUTION

5.     Other Property

Owner	Country in which situated	General description	Use
GERMANY
JORDAN

Schedule 9
Basis of Completion Accounts

  1.
  Subject to paragraphs 2 – 4 below, the completion accounts will be prepared in accordance with (a) UK GAAP and (b) the Sellers' past practices to the extent consistent with UK GAAP.

  2.
  Inventory—Within 90 days of the completion date, the Purchaser will complete a full physical inventory of the inventory in the Group as of the Completion Date in accordance with UK GAAP. In the Completion Accounts, inventory will be assigned a value consistent with this physical inventory. Damaged, slow moving or obsolete inventory will not be given any value in the Completion Accounts.

  3.
  Accounts receivable—Any accounts receivable not collected within 90 days of the Completion Date (the "Cut Off Date") will not be given any value in the Completion Accounts. For the avoidance of doubt, amounts owed by Group undertakings (which in the Accounts were £901,338) shall not be regarded as accounts receivable for this purpose. The Purchaser will use its reasonable endeavours to collect such accounts receivable as are not collected within 90 Days of the Completion Date and will remit to the Sellers the value of any accounts receivable that are collected following the Cut Off Date.

  4.
  The Completion Accounts shall contain a full and correct account and provision for all Taxation liabilities.

Schedule 10
Form of Key Personnel Contracts

Schedule 11
Form of Escrow Agreement

Schedule 12
Form of IP Employment Amendment Agreement

Schedule 13
Form of MicroDirect Distributor Agreement

Annex 1

Micro Medicak
Target P&L

Micro Medicak Target P&L	3.0 Forecast 2005	12 Months Viasys Forecast 2005	9 Month 2005 P&L Impact	Projected 2006	Projected 2007
Revenues—product	$4,366	$17,465	$13,099	$20,249	$23,109
% change vs prior year				15.9%	14.1%
Material Purchases	1,004	4,017	3,013	4,657	5,315
Service	56	222	166	269	277
Labor/Overhead	351	1,404	1,053	1,652	1,775

Gross Profit	2,955	11,822	8,867	13,671	15,742
as a % of revenues	67.7%	67.7%	67.7%	67.5%	68.1%
Marketing/Selling	1,038	4,153	3,115	4,981	5,706
G&A	373	1,492	1,119	1,542	1,671
R&D	502	2,008	1,506	2,008	2,105

Total Operating Expenses	1,913	7,653	5,740	8,531	9,482
as a % of revenues	43.8%	43.8%	43.8%	42.1%	41.0%
Depreciation	63	251	188	431	456

EBITDA	1,105	4,420	3,316	5,570	6,715
as a % of revenues	25.3%	25.3%	25.3%	27.5%	29.1%
Depreciation	63	251	188	431	456
Amorization of Intangibles
Operating Income	1,042	4,169	3,127	5,140	6,259
as a % of revenues	23.9%	23.9%	23.9%	25.4%	27.1%
exchange rate 1.9

Annex 2

Annex 3

Micro Medical Net Asset Target

In Pounds Sterling	July	August	September	October	November	December	Average	Sum of the Averages
Net Assets	4,454,690	4,591,879	4,645,076	4,655,244	4,514,632	4,425,798		4,547,887

Cash	458,671	647,120	666,681	704,509	684,994	1,284,530		741,084
								3,806,802
New Building	3,553,671	3,554,446	3,556,487	3,556,487	3,465,797	3,469,535		3,526,071
Amberly Green—sold in December	383,482	383,482	383,482	383,482	383,482	—		319,569
Depreciation—both buidlings	(126,224)	(137,194)	(147,810)	(158,779)	(183,309)	(96,958)		(141,712)
Loan—new building	(2,087,454)	(2,061,144)	(2,034,835)	(2,008,526)	(1,989,491)	(1,955,907)		(2,022,893)
Loan for Ambley Green	(72,230)	(68,312)	(64,501)	(60,543)	(65,371)	—		(55,160)
One-Time Adjustments for year-end entries:
Back-out monthly Corporation Tax	(11,311)	(11,311)	(39,811)	(39,811)	0	—		(17,040)
Back-out Deferred Tax	47,108	47,108	47,108	47,108	64,859	111,184		60,746
Deferred Tax	(111,184)	(111,184)	(111,184)	(111,184)	(111,184)	(111,184)		(111,184)
Corporation Tax entry booked in December	(202,189)	(202,189)	(202,189)	(202,189)	(202,189)	(202,189)		(202,189)
Average Micro Gas Loss over 6 mos.	(79,494)	(79,494)	(79,494)	(79,494)	(79,494)	(79,494)		(79,494)
Doubful accounts booked in December	(45,974)	(45,974)	(45,974)	(45,974)	(45,974)	(45,974)		(45,974)

Restated Net Assets	1,941,729	1,870,437	1,854,027	1,807,070	1,844,548	1,396,941	£1,785,792	1,785,792

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TABLE OF CONTENTS
Schedule 1 Completion arrangements
Schedule 2 Representations and Warranties
Schedule 3 Sellers' limitations on liability
Schedule 4 Tax Covenant
Schedule 5 Ownership of the Shares
Schedule 6 Basic information about the Company
Schedule 7 Basic information about the Subsidiaries and Associated Companies
Schedule 8 Property
PART A Relevant Properties
Schedule 9 Basis of Completion Accounts
Schedule 10 Form of Key Personnel Contracts
Schedule 11 Form of Escrow Agreement
Schedule 12 Form of IP Employment Amendment Agreement
Schedule 13 Form of MicroDirect Distributor Agreement
Annex 1
Annex 2
Annex 3